Exhibit 10.2

Published CUSIP Number: 48513MAC4

CREDIT AGREEMENT

Dated as of August 9, 2010

among

KANSAS CITY POWER & LIGHT COMPANY,

CERTAIN LENDERS,

BANK OF AMERICA, N.A.,
as Administrative Agent

and

UNION BANK, N.A. and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agents

JPMORGAN CHASE BANK, N.A. and
THE BANK OF NOVA SCOTIA,
as Documentation Agents

BANC OF AMERICA SECURITIES LLC,
UNION BANK, N.A.
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS		1
1.1	Definitions.	1
1.2	Accounting Principles.	19
1.3	Letter of Credit Amounts.	19
1.4	Times of Day.	19
ARTICLE II THE CREDITS		19
2.1	Commitment.	19
2.2	Required Payments; Termination.	20
2.3	Ratable Loans.	20
2.4	Types of Advances; Minimum Amount.	20
2.5	Commitment Fee.	20
2.6	Changes in Aggregate Commitment.	21
2.7	Optional Prepayments.	24
2.8	Method of Selecting Types and Interest Periods for New Advances.	25
2.9	Conversion and Continuation of Outstanding Advances.	25
2.10	Interest Rates.	26
2.11	Rates Applicable After Default.	26
2.12	Method of Payment.	27
2.13	Noteless Agreement; Evidence of Indebtedness.	27
2.14	Telephonic Notices.	28
2.15	Interest Payment Dates; Interest and Fee Basis.	28
2.16	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.	29
2.17	Lending Installations.	29
2.18	Non-Receipt of Funds by the Administrative Agent.	29
2.19	Letters of Credit.	30
2.20	Swing Line Loans.	37
2.21	Extension of Facility Termination Date.	40
2.22	Cash Collateral.	41
2.23	Defaulting Lenders.	42
ARTICLE III YIELD PROTECTION; TAXES		44
3.1	Yield Protection.	44
3.2	Changes in Capital Adequacy Regulations.	45
3.3	Availability of Types of Advances.	46
3.4	Funding Indemnification.	46
3.5	Taxes.	46
3.6	Lender Statements; Survival of Indemnity.	50
ARTICLE IV CONDITIONS PRECEDENT		50
4.1	Initial Credit Extension.	50
4.2	Each Credit Extension.	52
ARTICLE V REPRESENTATIONS AND WARRANTIES		53
5.1	Existence and Standing.	53
5.2	Authorization and Validity.	53
5.3	No Conflict; Government Consent.	53

 i

5.4	Financial Statements.	54
5.5	Material Adverse Change.	54
5.6	Taxes.	54
5.7	Litigation; etc.	54
5.8	ERISA.	55
5.9	Accuracy of Information.	55
5.10	Regulation U.	55
5.11	Material Agreements.	55
5.12	Compliance With Laws.	56
5.13	Ownership of Properties.	56
5.14	Plan Assets; Prohibited Transactions.	56
5.15	Environmental Matters.	56
5.16	Investment Company Act.	56
5.17	Pari Passu Indebtedness.	56
5.18	Solvency.	57
5.19	No Defaults.	57
ARTICLE VI COVENANTS		57
6.1	Financial Reporting and Notices.	57
6.2	Permits, Etc.	59
6.3	Use of Proceeds.	59
6.4	Notice of Default.	59
6.5	Conduct of Business.	60
6.6	Taxes.	60
6.7	Insurance.	60
6.8	Compliance with Laws.	60
6.9	Maintenance of Properties; Books of Record.	61
6.10	Inspection.	61
6.11	Consolidations, Mergers and Sale of Assets.	61
6.12	Liens.	63
6.13	Affiliates.	66
6.14	ERISA.	66
6.15	Total Indebtedness to Total Capitalization.	66
6.16	Restrictions on Subsidiary Dividends.	66
6.17	Organization Documents.	67
ARTICLE VII DEFAULTS		67
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		69
8.1	Acceleration; Letter of Credit Account.	69
8.2	Amendments.	70
8.3	Preservation of Rights.	71
ARTICLE IX GENERAL PROVISIONS		71
9.1	Survival of Representations.	71
9.2	Governmental Regulation.	71
9.3	Headings.	72
9.4	Entire Agreement.	72
9.5	Several Obligations; Benefits of this Agreement.	72
9.6	Expenses; Indemnification.	72

9.7	Numbers of Documents.	73
9.8	Accounting.	73
9.9	Severability of Provisions.	74
9.10	Nonliability of Lenders.	74
9.11	Limited Disclosure.	74
9.12	USA PATRIOT ACT NOTIFICATION.	75
9.13	Nonreliance.	75
9.14	No Advisory or Fiduciary Responsibility.	75
ARTICLE X THE ADMINISTRATIVE AGENT		76
10.1	Appointment and Authority.	76
10.2	Rights as a Lender.	77
10.3	Exculpatory Provisions.	77
10.4	Reliance by Administrative Agent.	78
10.5	Delegation of Duties.	78
10.6	Resignation of Administrative Agent.	78
10.7	Non-Reliance on Administrative Agent and Other Lenders.	79
10.8	No Other Duties, Etc.	80
10.9	Administrative Agent May File Proofs of Claim.	80
ARTICLE XI SETOFF; RATABLE PAYMENTS; PAYMENTS SET ASIDE		81
11.1	Setoff.	81
11.2	Ratable Payments.	81
11.3	Payments Set Aside.	82
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		82
12.1	Successors and Assigns.	82
12.2	Replacement of Lenders.	86
ARTICLE XIII NOTICES		87
13.1	Notices.	87
13.2	Change of Address.	88
13.3	The Platform.	88
ARTICLE XIV COUNTERPARTS		88
ARTICLE XV OTHER AGENTS		88
ARTICLE XVI CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.		89
16.1	CHOICE OF LAW.	89
16.2	CONSENT TO JURISDICTION.	89
16.3	WAIVER OF JURY TRIAL.	89
ARTICLE XVII TERMINATION OF EXISTING CREDIT FACILITY		90

SCHEDULES

I           Commitments and Letter of Credit Commitments
II           Existing Letters of Credit
III           Pricing Schedule
IV           Certain Addresses for Notices

EXHIBITS

A           Form of Compliance Certificate
B           Form of Assignment and Assumption
C           Form of Wire Transfer Instructions
D           Form of Revolving Note
E           Form of Swing Line Note

CREDIT AGREEMENT

This Credit Agreement dated as of August 9, 2010 is among Kansas City Power & Light Company, a Missouri corporation, the Lenders, Union Bank, N.A. and Wells Fargo Bank, National Association, as Syndication Agents, and Bank of America, N.A., as Administrative Agent.  The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of such terms):

“Additional Commitment Lender” is defined in Section 2.21(d).

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Fee Letter” means certain fee letter dated June 2, 2010 among Bank of America, the Borrower, Great Plains and KCPL GMO.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule IV or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans, including the Swing Line Loans, made on the same Borrowing Date (or date of conversion or continuation) by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Advances, for the same Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent Parties” is defined in Section 13.3.

“Agents” means, collectively, the Administrative Agent and the Syndication Agents, and “Agent” means any one of them.

“Aggregate Commitment” means the aggregate of the Commitments of all Lenders, as changed from time to time pursuant to the terms hereof.  The amount of the Aggregate Commitment in effect as of the Closing Date is SIX HUNDRED MILLION DOLLARS ($600,000,000).

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all Lenders.

“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

“Alternate Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) Eurodollar Base Rate plus 1.0%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approving Lenders” is defined in Section 2.21(e).

“Arrangers” means BAS, Union Bank and Wells Fargo Securities, LLC and “Arranger” means any one of them.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment Agreement” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.1(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Authorized Officer” means any of the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer or the Treasurer of the Borrower, in each case acting singly.

“Bank of America” means Bank of America, N.A. in its individual capacity and its successors.

“BAS” means Banc of America Securities LLC.

“Borrower” means Kansas City Power & Light Company, a Missouri corporation, and its permitted successors and assigns.

“Borrower Materials” is defined in Section 6.1.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“BTMU” means The Bank of Tokyo-Mitsubishi UFJ, Ltd., in its individual capacity and its successors.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City, New York and, if such day relates to any Eurodollar Loan or any Floating Rate Loan bearing interest at a rate based on the Eurodollar Rate, means any such day that is also a London Banking Day.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuers or the Swing Line Lender (as applicable) and the Lenders, as collateral for Letter of Credit Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof

(as the context may require), cash or deposit account balances or, if the applicable Issuer or the Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change” is defined in Section 3.2.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(i)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of Great Plains or its Subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of thirty-three and one-third percent (33 1/3%) or more of the “voting equity interests” (meaning for this purpose the power under ordinary circumstances to vote for the election of members of the board of directors) of Great Plains; or

(ii)           during any period of twelve (12) consecutive months (or such lesser period of time as shall have elapsed since the formation of Great Plains), a majority of the members of the board of directors or other equivalent governing body of Great Plains ceases to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means August 9, 2010.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Shortfall Amount” is defined in Section 8.1.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans and to participate in Letters of Credit and Swing Line Loans in an aggregate amount not exceeding the amount set forth on Schedule I hereto or as set forth in any Assignment Agreement relating to any assignment that has become effective pursuant to Section 12.1(b), as such amount may be modified from time to time pursuant to the terms hereof.

“Commitment Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing at such time as set forth in the Pricing Schedule.

“Consolidated Net Income” means, for any period, for the Borrower and its Consolidated Subsidiaries, the net income of the Borrower and its Consolidated Subsidiaries from continuing operations, excluding extraordinary items for that period.

“Consolidated Subsidiaries” means all Subsidiaries of the Borrower that are (or should be) included when preparing the consolidated financial statements of the Borrower.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Consolidated Subsidiaries, Shareholders’ Equity of the Borrower and its Consolidated Subsidiaries on that date minus the Intangible Assets of the Borrower and its Consolidated Subsidiaries on that date.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of an Advance or the issuance of a Letter of Credit.

“Debtor Relief Law” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event described in Article VII.

“Defaulting Lender” means, subject to Section 2.23(b), any Lender, as reasonably determined by the Administrative Agent, that, at any time during the term of this Agreement, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three (3) Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Borrower, the Administrative Agent or any Lender in writing, or has otherwise indicated through a public statement, that it does not intend to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within five (5) Business Days after written request by the Administrative Agent (based on the reasonable belief that such Lender may not fulfill any of its funding obligations hereunder or after any reasonable request by the Borrower to do so), to confirm in a manner reasonably satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations, unless such obligation is the subject of a good faith dispute, provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent in a manner reasonably satisfactory to the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount (other than a de minimis amount) required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good-faith dispute, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or for any substantial part of its assets, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof, or the exercise of control over such Lender or any direct or indirect parent company thereof controlling such Lender, by a Governmental Authority.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the Swing Line Lender and the Issuers, and (ii) unless a Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human  health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Loan, a rate per annum (rounded to the nearest multiple of 1/16 of 1%) determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage
and (b) for any day with respect to a Floating Rate Loan bearing interest at a rate based on the Eurodollar Base Rate, a rate per annum (rounded to the nearest multiple of 1/16 of 1%) determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage.

“Eurodollar Base Rate” means:

(a) for such Interest Period with respect to any Eurodollar Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period and

(b) for any interest rate calculation with respect to any Floating Rate Loan, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one (1) month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Floating Rate Loan being made or maintained and with a term equal to one (1) month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Reserve Percentage” means the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Loan or Floating Rate Loan bearing interest at a rate based on the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Loan” means a Loan which bears interest at the applicable Eurodollar Rate.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder or under any other Loan Document, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Installation is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 12.2), any United States withholding tax that (i) is imposed on amounts payable to such Foreign Lender pursuant to the laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Installation) or (ii) is attributable to such Foreign Lender’s failure or inability (other than solely as a result of a Change in Law occurring after such Foreign Lender becomes a party to this Agreement or designates a new Lending Installation) to comply with Section 3.5(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Installation (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.5(a)(ii), and (e) any taxes imposed with respect to the requirements of FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Facility” means the credit agreement among the Borrower, Bank of America, N.A., as administrative agent and the other lenders party thereto, dated as of May 11, 2006, as amended or modified from time to time.

“Existing Letters of Credit” means those letters of credit identified on Schedule II.

“Facility Termination Date” means (a) the later of (i) August 9, 2013 and (ii) with respect to some or all of the Lenders if the facility termination date is extended pursuant to Section 2.21,

such extended facility termination date or (b) any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“FATCA” means sections 1471 through 1474 of the Code and any regulations that are issued thereunder or official governmental interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain fee letter dated June 2, 2010 among the Agents, the Arrangers, the Borrower, Great Plains and KCPL GMO.

“Floating Rate Advance” means an Advance which bears interest at the Alternate Base Rate.

“Floating Rate Loan” means a Loan which bears interest at the Alternate Base Rate.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“FRB” means the Board of Governors of the Federal Reserve System.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GPE-KCPL Re-Transfer” is defined in Section 2.6(d)(ii).

“GPE-KCPL Transfer” is defined in Section 2.6(d)(i).

“Great Plains” means Great Plains Energy Incorporated, a Missouri corporation.

“Great Plains Credit Agreement” means that certain Credit Agreement dated as of the Closing Date among Great Plains, the financial institutions party thereto, Union Bank and Wells Fargo, as syndication agents and Bank of America, N.A., as administrative agent, as amended or modified from time to time.

“Honor Date” is defined in Section 2.19(f).

“including” means “including without limiting the generality of the following”.

“Indebtedness” means, as to any Person at a particular time, all of the following, without duplication, to the extent recourse may be had to the assets or properties of such Person in respect thereof: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) any direct or contingent obligations of such Person in the aggregate in excess of $2,000,000 arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under Swap Contracts; (d) all obligations of such Person to pay the deferred purchase price of property or services (except trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (e) Capitalized Lease Obligations and Synthetic Lease Obligations of such Person; and (f) all Contingent Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person.  It is understood and agreed that Indebtedness (including Contingent Obligations) shall not include any obligations of any Person with respect to (i) subordinated, deferrable interest debt securities, and any related securities issued by a trust or other special purpose entity in connection therewith, or any similar securities that are classified at the time of issuance, as possessing a minimum of “intermediate equity content” by S&P and “Basket C equity credit” by Moody’s (or the equivalent classification then in effect by such agencies), as long as the maturity date of such debt is subsequent to the Facility Termination Date; provided that the amount of mandatory principal amortization or defeasance of such debt prior to the Facility Termination Date shall be included in this definition of Indebtedness; or (ii) utility “rate reduction” bonds, for the payment of which legislatively authorized charges are imposed on customers.  The amount of any Capitalized Lease Obligation or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intangible Assets” means, assets that are considered to be intangible assets under GAAP, including, but not limited to, customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises and licenses.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one (1), two (2), three (3) or six (6) months commencing on a Business Day selected by the Borrower pursuant to this Agreement.  Such Interest Period shall end on the day which corresponds numerically to such date one (1), two (2), three (3) or six (6) months thereafter; provided that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuer” means each of Bank of America, Wells Fargo, BTMU and any other Lender selected by the Borrower with the approval of the Administrative Agent (except with respect to any selection for which such approval is not required pursuant to Section 2.19(n)), in each case, in its capacity as an issuer of Letters of Credit hereunder and includes, without limitation, any Lender appointed by the Borrower (with the consent of the Administrative Agent, except with respect to any selection for which such approval is not required pursuant to Section 2.19(n)) as such by notice to the Lenders as a replacement for any Issuer who at the time of such appointment is a Defaulting Lender.  For the avoidance of doubt, any Lender (other than Bank of America, Wells Fargo and BTMU) approached to become an issuer of Letters of Credit may elect or decline, in its sole discretion, to become an issuer.  Notwithstanding the foregoing, JPMorgan Chase Bank, N.A. shall be the Issuer with respect to those Existing Letters of Credit identified on Part A of Schedule II.

“Issuer Documents” means with respect to any Letter of Credit, any Letter of Credit Application and any other document, agreement and instrument entered into by the applicable Issuer and the Borrower or in favor of the applicable Issuer and relating to such Letter of Credit.

“KCPL GMO” means KCP&L Greater Missouri Operations Company, a Delaware corporation.

“KCPL GMO Credit Agreement” means that certain Credit Agreement dated as of the Closing Date among KCPL GMO, the financial institutions party thereto, Union Bank and Wells Fargo, as syndication agents and Bank of America, N.A., as administrative agent, as amended or modified from time to time.

“KCPL-GPE Re-Transfer” is defined in Section 2.6(c)(ii).

“KCPL-GPE Transfer” is defined in Section 2.6(c)(i).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case as in effect from time to time.

“LC Collateral Accounts” is defined in Section 2.22(b).

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns, and any other Person that shall become a party hereto pursuant to an Assignment Agreement or a joinder agreement provided in Section 2.6(b)(iv), and as the context requires, includes the Swing Line Lender.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Letter of Credit” means any standby letter of credit issued pursuant to Section 2.19 and any Existing Letter of Credit.

“Letter of Credit Application” is defined in Section 2.19(c).

“Letter of Credit Commitment” means, for each Issuer, the obligation of such Issuer to issue Letters of Credit in an aggregate amount not exceeding the amount set forth on Schedule I hereto or as set forth in any commitment agreement entered into by any Lender appointed as an Issuer by the Borrower in accordance with the terms hereof.

“Letter of Credit Fee” is defined in Section 2.19(d).

“Letter of Credit Fee Rate” means, at any time, the percentage rate per annum applicable to Letter of Credit Fees at such time as set forth in the Pricing Schedule.

“Letter of Credit Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount of all outstanding Letters of Credit at such time plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at such time.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Payment Date” is defined in Section 2.19(e).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $75,000,000 and (b) the Aggregate Commitments.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loans made pursuant to Article II (or any conversion or continuation thereof), including the Swing Line Loans.

“Loan Documents” means this Agreement, each Note, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.22, each Letter of Credit, each Issuer Document, the Administrative Agent’s Fee Letter and the Fee Letter.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, financial condition, or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agents, the Lenders or the Issuers thereunder.

“Material Indebtedness” is defined in Section 7.6.

“Modification” and “Modify” are defined in Section 2.19(a).

“Moody’s” means Moody’s Investors Service, Inc and any successor thereto.

“Multiemployer Plan” means “multiemployer plan” as defined in Section 3(37) of ERISA to which the Borrower or any member of the Controlled Group is obligated to make contributions.

“Non-Extending Lender” is defined in Section 2.21(b).

“Note” or “Notes” means the Revolving Notes and/or the Swing Line Note, as applicable.

“Notice Date” is defined in Section 2.21(b).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations and accrued and unpaid interest thereon, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to any Lender, any Issuer, either Agent or any indemnified party arising under any Loan Document, including interest and fees after commencement of, by or against the Borrower of any proceeding under any the federal bankruptcy laws or any comparable provisions of any applicable state law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (other than Excluded Taxes) arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (a) the aggregate principal amount of its Loans outstanding at such time, plus (b) its Pro Rata Share of the Letter of Credit Obligations at such time, plus (c) its Pro Rata Share of Swing Line Loans at such time.

“Participant” is defined in Section 12.1(d).

“Payment Date” means the last Business Day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 or Section 430 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Platform” is defined in Section 6.1.

“Pricing Schedule” means Schedule III attached hereto identified as such.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned or leased by such Person.

“Pro Rata Share” means, with respect to any Lender on any date of determination, the percentage which the amount of such Lender’s Commitment is of the Aggregate Commitment (or, if the Commitments have terminated, which such Lender’s Outstanding Credit Exposure is of the Aggregate Outstanding Credit Exposure) as of such date, subject to adjustment as provided in Section 2.23.  For purposes of determining liability for any indemnity obligation under Section 9.6(c), each Lender’s Pro Rata Share shall be determined as of the date the applicable Issuer, the Swing Line Lender or the Administrative Agent notifies the Lenders of such indemnity obligation (or, if such notice is given after termination of this Agreement, as of the date of such termination).

“Public Lender” is defined in Section 6.1.

“Register” is defined in Section 12.1(c).

“Regulation U” means Regulation U of the FRB as from time to time in effect and any successor or other regulation or official interpretation of the FRB relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse (i) the Issuers for amounts paid by the Issuers in respect of any one or more drawings under Letters of Credit and/or (ii) the Lenders for amounts paid by the Lenders to reimburse the Issuers pursuant to Section 2.19.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 or Section 430 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having more than fifty percent (50%) of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than fifty percent (50%) of the Aggregate Outstanding Credit Exposure.  The unfunded Commitments of, and the outstanding Loans, Letter of Credit Obligations and participations therein held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Revolving Note” is defined in Section 2.13(d).

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc and any successor thereto.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the Securities and Exchange Commission or any other U.S. federal governmental authority succeeding to any or all of the functions of the Securities and Exchange Commission.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Shareholders’ Equity” means, as of any date of determination for the Borrower and its Consolidated Subsidiaries on a consolidated basis, shareholders’ equity as of that date determined in accordance with GAAP.

“Significant Subsidiary” means, at any time, each Subsidiary which (a) as of the date of determination, owns consolidated assets equal to or greater than fifteen percent (15%) of the consolidated assets of the Borrower and its Subsidiaries or (b) which had consolidated net income from continuing operations (excluding extraordinary items) during the four (4) most recently ended fiscal quarters equal to or greater than fifteen percent (15%) of Consolidated Net Income (excluding extraordinary items) during such period.

“Single Employer Plan” means a Plan, other than a Multiemployer Plan, maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

“Specified Information” is defined in Section 9.11(a).

“Subsidiary” of a Person means (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, (b) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled; or (c) any other Person the operations and/or financial results of which are required to be consolidated with those of such first Person in accordance with GAAP.  Unless otherwise expressly stated, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than fifteen percent (15%) of the consolidated assets of the Borrower and its Consolidated Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Consolidated Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or of the Consolidated Net Income (excluding extraordinary items) of the Borrower and its Consolidated Subsidiaries as reflected in the financial statements referred to above.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transaction, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” is defined in Section 2.20(a).

“Swing Line Note” is defined in Section 2.13(d).

“Swing Line Loan Notice” is defined in Section 2.20(b).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Syndication Agents” means Union Bank and Wells Fargo, each in its capacity as syndication agent hereunder, and not in its individual capacity as a Lender, and any successor thereto.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic or tax retention lease, pursuant to which notwithstanding the off-balance sheet treatment of the lease obligation the assets are deemed owned by the lessee for U.S. federal income tax purposes, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“’34 Act Reports” means the periodic reports of the Borrower filed with the SEC on Forms 10-K, 10-Q and 8-K (or any successor forms thereto).

“Total Capitalization” means Total Indebtedness of the Borrower and its Consolidated Subsidiaries plus the sum of (a) Shareholders’ Equity (without giving effect to the application of ASC Topic 815) and (b) to the extent not otherwise included in Total Indebtedness or Shareholders’ Equity, preferred and preference stock and securities of the Borrower and its Subsidiaries included in a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries in accordance with GAAP.

“Total Indebtedness” means all Indebtedness of the Borrower and its Consolidated Subsidiaries on a consolidated basis (and without duplication) but without giving effect to the application of ASC Topic 860 with respect to transfers of accounts receivable by the Borrower or one or more of its Subsidiaries to a non-Subsidiary, excluding Indebtedness arising under Swap Contracts entered into in the ordinary course of business to hedge bona fide transactions and business risks and not for speculation.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

“Union Bank” means Union Bank, N.A. in its individual capacity and its successors.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unreimbursed Amount” is defined in Section 2.19(f).

“Wells Fargo” means Wells Fargo Bank, National Association in its individual capacity and its successors.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which (except directors’ qualifying shares) shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization one hundred percent (100%) of the ownership interests having ordinary voting power of which (except directors’ qualifying shares) shall at the time be so owned or controlled.

1.2           Accounting Principles.

Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied; provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any covenant in Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

1.3           Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.4           Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

THE CREDITS

2.1           Commitment.

From and including the date of this Agreement and prior to the Facility Termination Date, subject to the terms and conditions set forth in this Agreement, (a) each Lender severally agrees to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment, and (b) each Issuer agrees to issue Letters of Credit for the account of the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Letter of Credit Commitment  (and each Lender severally agrees to participate in each such Letter of Credit as more fully set forth in Section 2.19); provided (i) that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment; (ii) the Outstanding Credit Exposure of any Lender shall not at any time exceed the amount of such Lender’s Commitment; and (iii) the outstanding amount of Letter of Credit Obligations shall not exceed the Letter of Credit Sublimit.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Loans at any time prior to the Facility Termination Date.  The Commitments shall expire on the Facility Termination Date.

2.2           Required Payments; Termination.

The Borrower shall (a) repay the principal amount of all Advances made to it on the Facility Termination Date and (b) deposit into the LC Collateral Accounts on the Facility Termination Date an amount in immediately available funds equal to the aggregate stated amount of all Letters of Credit that will remain outstanding after the Facility Termination Date.

2.3           Ratable Loans.

Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to their respective Pro Rata Shares.

2.4           Types of Advances; Minimum Amount.

The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.  Each Eurodollar Advance shall be in the amount of $5,000,000 or a higher integral multiple of $1,000,000, and each Floating Rate Advance shall be in the amount of $1,000,000 or an integral multiple thereof.

2.5           Commitment Fee.

The Borrower agrees to pay to the Administrative Agent for the account of each Lender which is not a Defaulting Lender in accordance with its Pro Rata Share, a commitment fee equal to the product of (i) the Commitment Fee Rate times (ii) the actual daily amount by which the Aggregate Commitments exceed the sum of (x) the outstanding principal amount of Loans (other than Swing Line Loans) and (y) the outstanding amount of Letter of Credit Obligations, subject to adjustment as provided in Section 2.23.  The Commitment Fee shall be due and payable quarterly in arrears on each Payment Date, commencing with the first Payment Date to occur after the Closing Date, and on the Facility Termination Date.  The Commitment Fee shall be calculated quarterly in arrears.  For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Commitments.

2.6           Changes in Aggregate Commitment.

(a)           Optional Commitment Reductions.  The Borrower may at any time and from time to time, without penalty, permanently reduce the Aggregate Commitment in whole or in part ratably among the Lenders (according to their respective Pro Rata Shares) in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof, upon at least three (3) Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure.  All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

(b)           Optional Increase of Commitments.  The Borrower may at any time and from time to time, upon five (5) days’ prior written notice to the Administrative Agent, increase the Commitments (but not the Letter of Credit Sublimit or the Swing Line Sublimit) with additional Commitments from any existing Lender with a Commitment or new Commitments from any other Person selected by the Borrower and reasonably acceptable to the Administrative Agent, the Swing Line Lender and the Issuers; provided that:

(i)           any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(ii)           no Default or Unmatured Default shall exist and be continuing at the time of any such increase;

(iii)           no existing Lender shall be under any obligation to increase its Commitment and any such decision whether to increase its Commitment shall be in such Lender’s sole and absolute discretion;

(iv)           (A) any new Lender shall join this Agreement by executing such joinder documents required by the Administrative Agent and/or (B) any existing Lender electing to increase its Commitment shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent;

(v)           as a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent (A) a certificate of each of the Borrower, Great Plains and KCPL GMO dated as of the date of such increase (in sufficient copies for each Lender) signed by an Authorized Officer of such Person certifying and attaching the resolutions adopted by such Person approving or consenting to such increase, and (B) a certificate of the Borrower certifying that, before and after giving effect to such increase, (x) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (y) no Default or Unmatured Default exists as of such date; and

(vi)           after giving effect to the increase in the Commitments (but without giving effect to any increase in the Commitments pursuant to Sections 2.6(c) or (d)), the Aggregate Commitment shall not be greater than EIGHT HUNDRED MILLION DOLLARS ($800,000,000).

The Borrower shall prepay any Loans owing by it and outstanding on the date of any such increase with the proceeds required to be advanced by any Lender increasing its, or any Person providing a new, Commitment under this Section (and pay any additional amounts required pursuant to Article III) to the extent necessary to keep the outstanding Loans ratable with any revised Commitments arising from any nonratable increase in the Commitments under this Section.

(c)           Transfer and Re-Transfer of the Commitments to Great Plains.  (i) Subject to Section 4.2 of the Great Plains Credit Agreement, the Borrower and Great Plains may, by joint election in a written notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders) and the “Administrative Agent” under the Great Plains Credit Agreement, transfer from time to time up to TWO HUNDRED MILLION DOLLARS ($200,000,000) of the unused Commitments to the Commitments (as such term is defined in the Great Plains Credit Agreement) under the Great Plains Credit Agreement (any such reduction, a “KCPL-GPE Transfer”).

(ii) Subject to Section 4.2, the Borrower and Great Plains may, by joint election in a written notice to the Administrative Agent  (which shall promptly provide a copy of such notice to the Lenders) and the “Administrative Agent” under the Great Plains Credit Agreement, re-transfer from time to time any portion (up to $200,000,000) of the unused Commitments (as such term is defined in the Great Plains Credit Agreement) previously transferred from this Agreement to the Great Plains Credit Agreement pursuant to subclause (c)(i) above back to the Commitments hereunder (any such addition, a “KCPL-GPE Re-Transfer”).

(iii)           On the effective date of a KCPL-GPE Transfer, which shall be specified in the notice delivered pursuant to Section 2.6(c)(i) and which shall not be less than five (5) Business Days subsequent to the date of giving of such notice, then subject to the satisfaction of the conditions precedent specified in Section 4.2 of the Great Plains Credit Agreement, (i) the Commitments hereunder shall be ratably decreased by the aggregate amount specified in such notice and (ii) the aggregate amount of the “Commitments” under and as defined in the Great Plains Credit Agreement shall be ratably increased by such amount.  Such KCPL-GPE Transfer and the consequent decreases and increases shall be irrevocable subject, however, to subsequent permissible KCPL-GPE Re-Transfers in accordance with the terms hereof.

(iv)           On the effective date of a KCPL-GPE Re-Transfer, which shall be specified in the notice delivered pursuant to Section 2.6(c)(ii) and which shall not be less than five (5) Business Days subsequent to the date of giving of such notice, then subject to the satisfaction of the conditions precedent specified in Section 4.2, (i) the Commitments hereunder shall be ratably increased by the aggregate amount specified in such notice and (ii) the aggregate amount of the “Commitments” under and as defined in the Great Plains Credit Agreement shall be ratably decreased by such amount.  Such KCPL-GPE Re-Transfer and the consequent decreases and increases shall be irrevocable, subject, however, to subsequent permissible KCPL-GPE Transfers in accordance with the terms hereof.

(d)           Transfer and Re-Transfer of the “Commitments” of Great Plains to the Borrower.  (i) Subject to Section 4.2, the Borrower and Great Plains may, by joint election in a written notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Lenders) and the “Administrative Agent” under the Great Plains Credit Agreement, transfer from time to time up to TWO HUNDRED MILLION DOLLARS ($200,000,000) of the unused Commitments (as such term is defined in the Great Plains Credit Agreement) under the Great Plains Credit Agreement to the Commitments hereunder (any such addition, a “GPE-KCPL Transfer”).

(ii)           Subject to Section 4.2 of the Great Plains Credit Agreement, the Borrower and Great Plains may, by joint election in a written notice to the Administrative Agent  (which shall promptly provide a copy of such notice to the Lenders) and the “Administrative Agent” under the Great Plains Credit Agreement, re-transfer from time to time any portion (up to $200,000,000) of the unused Commitments previously transferred from the Great Plains Credit Agreement to this Agreement pursuant to subclause (d)(i) above back to the Commitments (as such term is defined in the Great Plains Credit Agreement) under the Great Plains Credit Agreement (any such decrease, a “GPE-KCPL Re-Transfer”).

(iii)           On the effective date of a GPE-KCPL Transfer, which shall be specified in the notice delivered pursuant to Section 2.6(d)(i) and which shall not be less than five (5) Business Days subsequent to the date of giving of such notice, then subject to (A) the satisfaction of the conditions precedent specified in Section 4.2 and (B) if necessary in the reasonable discretion of the Administrative Agent, receipt by the Administrative Agent of a certificate of the Borrower dated as of the date of such GPE-KCPL Transfer (in sufficient copies for each Lender) signed by an Authorized Officer of the Borrower certifying and attaching the resolutions adopted by the Borrower approving or consenting to borrowings up to at least the amount of the Commitments after giving effect to such GPE-KCPL Transfer, (i) the Commitments hereunder shall be ratably increased by the aggregate amount specified in such notice and (ii) the aggregate amount of the “Commitments” under and as defined in the Great Plains Credit Agreement shall be ratably decreased by such amount.  Such GPE-KCPL Transfer and the consequent increases and decreases shall be irrevocable subject, however, to subsequent permissible GPE-KCPL Re-Transfers in accordance with the terms hereof.

(iv)           On the effective date of a GPE-KCPL Re-Transfer, which shall be specified in the notice delivered pursuant to Section 2.6(d)(ii) and which shall not be less than five (5) Business Days subsequent to the date of giving of such notice, then subject to the satisfaction of the conditions precedent specified in Section 4.2 of the Great Plains Credit Agreement, (i) the “Commitments” under and as defined in the Great Plains Credit Agreement shall be ratably increased by the aggregate amount specified in such notice and (ii) the aggregate amount of the Commitments hereunder shall be ratably decreased by such amount.  Such GPE-KCPL Re-Transfer and the consequent increases and decreases shall be irrevocable, subject, however, to subsequent permissible GPE-KCPL Transfers in accordance with the terms hereof.

Notwithstanding the foregoing, the parties acknowledge and agree that after giving effect to any increase in the Commitments pursuant to any KCPL-GPE Transfer or KCPL-GPE Re-Transfer contemplated in subclauses (i) and (ii) of Section 2.6(c) and any GPE-KCPL Transfer or GPE-KCPL Re-Transfer contemplated in subclauses (i) and (ii) of Section 2.6(d), (a) the aggregate Commitments hereunder shall not exceed $800,000,000, (b) the aggregate Commitments under and as defined in the Great Plains Credit Agreement shall not exceed $400,000,000 and (c) the aggregate commitments under this Agreement, the Great Plains Credit Agreement and the KCPL GMO Credit Agreement shall not exceed $1,250,000,000; provided, however, that after giving effect to such KCPL-GPE Transfers, KCPL-GPE Re-Transfers, GPE-KCPL Transfers, GPE-KCPL Re-Transfers, Section 2.6(b) and Section 2.6(b) of the Great Plains Credit Agreement, (x) the aggregate Commitments hereunder shall not exceed $1,000,000,000, (y) the aggregate Commitments under and as defined in the Great Plains Credit Agreement shall not exceed $600,000,000 and (z) the aggregate commitments under this Agreement, the Great Plains Credit Agreement and the KCPL GMO Credit Agreement shall not exceed $1,850,000,000.

2.7           Optional Prepayments.

(a)           The Borrower may at any time and from time to time, in whole or in part, prepay Floating Rate Advances upon one (1) Business Day’s prior written notice to the Administrative Agent, without penalty or premium.  Each partial prepayment of Floating Rate Advances shall be in an aggregate amount of $1,000,000 or an integral multiple thereof.  Each such notice shall specify the date and amount of such prepayment, and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, subject to Section 3.4, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a capital markets transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied.

(b)           The Borrower may at any time and from time to time, in whole or in part, prepay Eurodollar Advances (subject to the payment of any funding indemnification amounts required by Section 3.4) upon three (3) Business Days’ prior written notice to the Administrative Agent, without penalty or premium.  Each partial prepayment of Eurodollar Advances shall be in an aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000.  Each such notice shall specify the date and amount of such prepayment, and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, subject to Section 3.4, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a capital markets transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied.  Any notice to prepay Eurodollar Advances shall indicate the Interest Period for such Eurodollar Advances.

(c)           Subject to Section 2.23, all prepayments of Advances shall be applied ratably to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

(d)           The Borrower may at any time and from time to time prepay Swing Line Loans upon one (1) Business Day’s prior notice to the Swing Line Lender (with a copy to the Administrative Agent), without penalty or premium; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, subject to Section 3.4, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of a capital markets transaction, in which case such notice may b e revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied.

2.8           Method of Selecting Types and Interest Periods for New Advances.

The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time.  The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than noon on the Borrowing Date of each Floating Rate Advance and not later than noon three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)           the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)           the aggregate amount of such Advance,

(iii)           the Type of Advance selected, and

(iv)           in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Not later than 1:00 p.m. on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available to the Administrative Agent at its address specified pursuant to Article XIII.  The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.9           Conversion and Continuation of Outstanding Advances.

Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a

Eurodollar Advance for the same or another Interest Period.  Subject to the terms of Section 2.4, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance.  The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 11:00 a.m. at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

(i)           the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)           the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)           the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.10           Interest Rates.

Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin for such day.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate plus the Applicable Margin based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.  No Interest Period may end after the Facility Termination Date.  Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin for each day from and including the date such Swing Line Loan is made to but excluding the date it is paid. Changes in the rate of interest on that portion of any Swing Line Loan will take effect simultaneously with each change in the Alternate Base Rate.

2.11           Rates Applicable After Default.

Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance.  During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus two percent (2%) per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin plus two percent (2%) per annum, (iii) the Letter of Credit Fee Rate shall be increased by two percent (2%) per annum and (iv) each Swing Line Loan shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin plus two percent (2%) per annum; provided that, during the continuance of a Default under Sections 7.7 or 7.8, the interest rates set forth in clauses (i), (ii) and (iv) above and the increase in the Letter of Credit Fee Rate set forth in clause (iii) above shall be applicable to all applicable Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

2.12           Method of Payment.

Except to the extent that any Tax is required to be withheld or deducted under applicable Law, but subject to the provisions of Article III, all payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s Office on the date when due and shall be applied ratably by the Administrative Agent among the Lenders in accordance with their respective Pro Rata Shares.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at the Administrative Agent’s Office from such Lender.

2.13           Noteless Agreement; Evidence of Indebtedness.

(a)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)           The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan (including any Swing Line Loan) made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the original stated amount of each Letter of Credit and the amount of Letter of Credit Obligations outstanding at any time and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)           The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)           Any Lender may request that its Loans be evidenced by a promissory note substantially in the form of Exhibit D (a “Revolving Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.1(b)) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.1(b), except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (a) and (b) above.  The Swing Line Loans shall be evidenced by a promissory note substantially in the form of Exhibit E (the “Swing Line Note”).

2.14           Telephonic Notices.

The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower.  The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.15           Interest Payment Dates; Interest and Fee Basis.

Interest accrued on each Floating Rate Advance and each Swing Line Loan shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, and at maturity.  Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three (3)-month interval during such Interest Period.  All computations of interest for Floating Rate Loans and Swing Line Loans (including Floating Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of interest and fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. at the place of payment (it being understood that the Administrative Agent shall be deemed to have received a payment prior to 1:00 p.m. if (x) the Borrower has provided the Administrative Agent with evidence satisfactory to the Administrative Agent that the Borrower has initiated a wire transfer of such payment prior to such time and (y) the Administrative Agent actually receives such payment on the same Business Day on which such wire transfer was initiated).  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16           Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.

Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.  The Administrative Agent will also promptly notify each Lender of any increase or reduction of the Aggregate Commitments pursuant to the terms hereof.  The Administrative Agent will also promptly notify the Borrower of the interest rate applicable to each Eurodollar Advance and Floating Rate Advance promptly upon determination of such interest rates and will give the Borrower prompt notice of each change in the Alternate Base Rate.

2.17           Lending Installations.

Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of such Lending Installation.  Each Lender may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made; provided, however, that such designation shall be permitted by applicable Laws and that such designation shall not result in the imposition of increased costs or obligations on the Borrower.

2.18           Non-Receipt of Funds by the Administrative Agent.

Unless a Lender notifies the Administrative Agent, prior to the proposed date of any Eurodollar Advance (or, in the case of any Floating Rate Advance, prior to noon on the date of such Advance), that such Lender will not make available to the Administrative Agent such Lender’s share of such Advance, the Administrative Agent may assume that such payment has been made.  Unless the Borrower notifies the Administrative Agent, prior to the date on which it is scheduled to make a payment to the Administrative Agent of principal, interest or fees for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Rate for such day or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19           Letters of Credit.

(a)           Issuance.  Each Issuer hereby agrees, on the terms and conditions set forth in this Agreement and in reliance upon the agreements of the Lenders set forth in this Section 2.19, to issue Letters of Credit and to extend, increase, decrease or otherwise modify Letters of Credit (“Modify,” and each such action a “Modification”) in amounts not to exceed in the aggregate at any one time outstanding the amount of its Letter of Credit Commitment from time to time on any Business Day from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Letter of Credit is issued or Modified, (x) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment and (y) the outstanding amount of Letters of Credit Obligations shall not exceed the Letter of Credit Sublimit.  No Letter of Credit shall have an expiry date later than the date that is five (5) days prior to the scheduled Facility Termination Date. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b)           Participations.  Upon the issuance or Modification by any Issuer of a Letter of Credit in accordance with this Section 2.19, such Issuer shall be deemed, without further action by any Person, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any Person, to have unconditionally and irrevocably purchased from such Issuer, a participation in such Letter of Credit (and each Modification thereof) and the related Letter of Credit Obligations in proportion to its Pro Rata Share.

(c)           Notice.  Subject to Section 2.19(a), the Borrower shall give the applicable Issuer and the Administrative Agent notice prior to 11:00 a.m. at least three (3) Business Days (or such lesser period of time as the Administrative Agent and such Issuer may agree in their sole discretion) prior to the proposed date of issuance or Modification of each Letter of Credit, specifying, in form and detail reasonably satisfactory to the applicable Issuer, (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day) and the expiry date of such Letter of Credit; (B) the amount thereof; (C) the name and address of the beneficiary thereof; (D) the documents to be presented by such beneficiary in case of any drawing thereunder; (E) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (F) the purpose and nature of the requested Letter of Credit; and (G) such other matters as the applicable Issuer may reasonably require.  In the case of a request for a Modification of any outstanding Letter of Credit, such notice shall specify in form and detail reasonably satisfactory to the applicable Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable Issuer may reasonably require.  Upon receipt of such notice, the applicable Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Letter of Credit.  The issuance or Modification by an Issuer of any Letter of Credit shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which such Issuer shall have no duty to ascertain, it being understood, however, that such Issuer shall not issue any Letter of Credit if it has received written notice from the Borrower, the Administrative Agent or any Lender one (1) day prior to the proposed date of issuance, that any such condition precedent has not been satisfied), be subject to the conditions precedent that such Letter of Credit shall be satisfactory to such Issuer and that an Authorized Officer of the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Letter of Credit as such Issuer shall have reasonably requested (each a “Letter of Credit Application”). Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. In the event of any conflict between the terms of this Agreement and the terms of any Letter of Credit Application, the terms of this Agreement shall control.

(d)           Letter of Credit Fees.  Upon the issuance of each Letter of Credit and until termination, cancellation or expiration of such Letter of Credit, the Borrower agrees to pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to such Letter of Credit, a letter of credit fee (the “Letter of Credit Fee”) at a per annum rate equal to the Letter of Credit Fee Rate in effect from time to time multiplied by the daily maximum amount available under such Letter of Credit, such fee to be payable in arrears on each Payment Date, on the Facility Termination Date and, if applicable, thereafter on demand; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable Issuer pursuant to this Section 2.19 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.23(a)(iv), with the balance of such fee, if any, payable to the applicable Issuer for its own account.  The Borrower shall also pay to each Issuer for its own account (x) a fronting fee of 0.20% per annum on the aggregate maximum stated amount for each Letter of Credit issued by such Issuer and currently outstanding, with such fee to be payable in arrears on the first Business Day following the end of each March, June, September and December, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Letters of Credit in accordance with such Issuer’s standard schedule for such charges as in effect from time to time.

(e)           Administration; Reimbursement by Lenders.  Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the applicable Issuer shall notify the Administrative Agent and the Borrower and the Administrative Agent shall promptly notify each Lender of the amount to be paid by such Issuer as a result of such demand and the proposed payment date (the “Letter of Credit Payment Date”). After honoring any demand for payment under any Letter of Credit, the applicable Issuer shall, upon the request of the Borrower, send to the Borrower the beneficiary statement or an accurate copy of such beneficiary statement pursuant to which the applicable beneficiary requested payment.  The responsibility of any Issuer to the Borrower and each Lender shall be only to determine that the documents delivered under each Letter of Credit issued by such Issuer in connection with a demand for payment are in conformity in all material respects with such Letter of Credit.  Each

Issuer shall endeavor to exercise the same care in its issuance and administration of Letters of Credit as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by such Issuer, each Lender shall be unconditionally and irrevocably obligated, without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse (and the Administrative Agent may apply Cash Collateral for this purpose) such Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by such Issuer under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19(f) below, plus, without limiting the other provisions of this Agreement, (ii) interest on the foregoing amount, for each day from the date of the applicable payment by such Issuer to the date on which such Issuer is reimbursed by such Lender for its Pro Rata Share thereof, at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the applicable Issuer in accordance with banking industry rules on interbank compensation, plus (iii) any administrative, processing or similar fees customarily charged by the applicable Issuer in connection with the foregoing.

(f)           Reimbursement by Borrower.  (i) The Borrower shall be irrevocably and unconditionally obligated to reimburse each Issuer through the Administrative Agent, for any amount to be paid by such Issuer upon any drawing under any Letter of Credit without presentment, demand, protest or other formalities of any kind, not later than (i) the applicable Letter of Credit Payment Date, if the Borrower shall have received such notice on or prior to 11:00 a.m. on such Letter of Credit Payment Date or (ii) on the Business Day immediately following the applicable Letter of Credit Payment Date, if the Borrower shall have received such notice after 11:00 a.m. (either of such dates, the “Honor Date”); provided that the Borrower shall not be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower which the Borrower proves were caused by (i) the willful misconduct or gross negligence of such Issuer in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (ii) such Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.  The Administrative Agent will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit, but only to the extent such Lender made payment to the applicable Issuer in respect of such Letter of Credit pursuant to Section 2.19(e).  If the Borrower fails to so reimburse any Issuer for any amounts paid by any Issuer by such applicable time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof.  In such event, the Borrower shall be deemed to have requested a Floating Rate Advance to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount and, so long as no Unmatured Default or Default has occurred and is continuing, such disbursement shall be deemed to occur automatically without further act and without regard to the minimum and multiples specified in Section 2.4 for the principal amount of Floating Rate Advance but subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Borrowing Notice) and provided that, after giving effect to such Floating Rate Advance, the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitments.  To the extent that any amounts paid by an Issuer are not reimbursed by the Borrower pursuant to the terms of this Section 2.19(f), all such amounts shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of two percent (2%) plus the rate applicable to Floating Rate Advances.  Any notice given by any Issuer or the Administrative Agent pursuant to this Section 2.19(f)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.  Until each Lender funds its Floating Rate Loan to reimburse the applicable Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such Issuer.  Each Lender shall upon any notice pursuant to this Section 2.19(f) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent.  The Administrative Agent shall remit the funds so received to the applicable Issuer.

(ii)           Each Lender’s obligation to make Floating Rate Loans to reimburse an Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.19(f), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Floating Rate Loans is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Borrowing Notice).

If any payment received by the Administrative Agent for the account of any Issuer pursuant to Section 2.19(f) is required to be returned under any of the circumstances described in Section 11.3 (including pursuant to any settlement entered into by an Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this paragraph shall survive the payment in full of the Obligations and the termination of this Agreement.

(g)           Obligations Absolute. Except to the extent that any Tax is required to be withheld or deducted under applicable Law, but subject to the provisions of Article III, the Borrower’s obligations under this Section 2.19 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any Subsidiary may have or have had against any Issuer, any Lender or any beneficiary or transferee of a Letter of Credit.  The Borrower further agrees with the Issuers and the Lenders that neither any Issuer nor any Lender shall be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Letter of Credit shall not be affected by, among other things, (i) the validity, enforceability or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged or any statement therein untrue or inaccurate, (ii) any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Letter of Credit or any such transferee, (iii) any payment by an Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, (iv) any payment made by an Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary. No Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit other than, with respect to any Issuer, any such error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice resulting from the gross negligence or willful misconduct of such Issuer.  The Borrower agrees that any action taken or omitted by any Issuer or any Lender under or in connection with any Letter of Credit and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put any Issuer or any Lender under any liability to the Borrower.  The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuer and its correspondents unless such notice is given as aforesaid. Nothing in this Section 2.19(g) is intended to limit the right of the Borrower to make a claim against any Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19(f).

(h)           Actions of the Issuers.  Each Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuers shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  Each Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Notwithstanding any other provision of this Section 2.19, each Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holder of a participation in any Letter of Credit issued by such Issuer. The

Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any of the Issuers shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.19(g) except, with respect to any Issuer, for any such matters that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Person.  In furtherance and not in limitation of the foregoing, the Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(i)           Indemnification.  The Borrower agrees to indemnify and hold harmless each Lender, each Issuer and the Administrative Agent, and their respective directors, officers, agents and employees, from and against any and all claims and damages, losses, liabilities, costs or expenses which such Person may incur (or which may be claimed against such Person by any other Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including any claims, damages, losses, liabilities, costs or expenses which any Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to such Issuer hereunder (but nothing herein contained shall affect any right the Borrower may have against any defaulting Lender) or (ii) by reason of or on account of such Issuer issuing any Letter of Credit which specifies that the term “Beneficiary” therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Person for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of any Issuer in determining whether a request presented under any Letter of Credit issued by such Issuer complied with the terms of such Letter of Credit or (y) any Issuer’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit.  Nothing in this Section 2.19(i) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

(j)           The Issuers’ Obligation to Issue Letters of Credit.  No Issuer shall be under any obligation to issue any Letter of Credit if:

(i)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuer from issuing such Letter of Credit, or any law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuer in good faith reasonably deems material to it; provided, however, that in the event a Lender participating in the Letters of Credit is not affected by any such restriction, requirement or imposition, and is able to issue such Letter of Credit and expressly agrees in its sole discretion to issue such Letter of Credit, such Lender, subject to the consent of the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed, shall be added as an Issuer pursuant to Section 2.19(n) and shall issue such Letter of Credit and shall be deemed the Issuer with regard to such Letter of Credit for all purposes of this Agreement;

(ii)           the issuance of such Letter of Credit would violate one or more policies of such Issuer applicable to letters of credit generally;

(iii)           except as otherwise agreed by the Administrative Agent and the applicable Issuer, such Letter of Credit is in an initial stated amount less than $250,000;

(iv)           such Letter of Credit is to be denominated in a currency other than Dollars;  or

(v)           any Lender is at that time a Defaulting Lender, unless each Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuers (in their sole discretion) with the Borrower or such Lender to eliminate the Issuers’ actual or potential Fronting Exposure (after giving effect to Section 2.23(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Obligations as to which the Issuers have actual or potential Fronting Exposure, as it may elect in their sole discretion.

(k)           Rights as a Lender.  In its capacity as a Lender, each Issuer shall have the same rights and obligations as any other Lender.

(l)            Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the Issuers hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m)           Applicability of ISP.  Unless otherwise expressly agreed by each Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(n)           Replacement or Addition of Issuer.  Any Issuer may be replaced or added at any time by written agreement among the Borrower, the Administrative Agent (unless, in the case of the replacement of any Issuer, the successor Issuer is a Lender and, if applicable, such agreement not to be unreasonably withheld, conditioned or delayed) and the successor or additional Issuer, as applicable; provided that such new Issuer shall be assigned all or a portion, as applicable, of the Letter of Credit Commitment of another Issuer. The Administrative Agent shall notify the Lenders of any such replacement or addition, as applicable, of any Issuer.  Where any Issuer is replaced, at the time such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced Issuer.  Furthermore, from and after the effective date of such replacement, the successor Issuer, shall have all the rights and obligations of the replaced Issuer under this Agreement with respect to Letters of Credit to be issued thereafter.  References herein to the term “Issuer” shall be deemed to refer to any successor or additional Issuer, as applicable, or to any previous Issuer, or to any successor or additional Issuer, as applicable, and all previous Issuers, as the context shall require.  After the replacement of any Issuer hereunder, the replaced Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

2.20           Swing Line Loans.

(a)           Swing Line Facility.  From and including the date of this Agreement and prior to the Facility Termination Date, subject to the terms and conditions set forth in this Agreement, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.20, shall, unless (i) any Lender at such time is a Defaulting Lender and (ii) the Swing Line Lender has not entered into arrangements satisfactory to it with the Borrower or such Defaulting Lender to eliminate the Swing Line Lender’s risk with respect to such Defaulting Lender, in which case the Swing Line Lender may in its discretion, make loans (each such loan, a “Swing Line Loan”) to the Borrower in Dollars from time to time in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that after giving effect to any Swing Line Loan, (i) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitments, and (ii) the Outstanding Credit Exposure of any Lender (other than the Swing Line Lender) shall not exceed such Lender’s Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow Swing Line Loans under this Section 2.20, prepay Swing Line Loans under Section 2.7, and reborrow Swing Line Loans under this Section 2.20.  Each Swing Line Loan shall bear interest at the Alternate Base Rate plus the Applicable Margin. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Loan shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written notice (the “Swing Line Loan Notice”).  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Advance of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.20(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swing Line Lender or such other account specified by the Borrower to the Swing Line Lender.

(c)           Refinancing of Swing Line Loans.

(i)           The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Floating Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Borrowing Notice for purposes hereof) and in accordance with the requirements of Section 2.8 without regard to the minimum and multiples specified in Section 2.4 and provided that, after giving effect to such Advance, the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitments.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan notice, whereupon, subject to Section 2.20(c)(ii), each Lender that so makes funds available shall be deemed to have made a Floating Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Advance of Loans in accordance with Section 2.20(c)(i), the request for Floating Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.20(c)(i) shall be deemed payment in respect of such participation.

(iii)           If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.20(c) by the time specified in Section 2.20(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)           Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.20(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Unmatured Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.20(c) is subject to the conditions set forth in Section 4.2.  No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)           At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.3 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Lender funds its Floating Rate Loans or risk participation pursuant to this Section 2.20 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)           Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.21           Extension of Facility Termination Date.

(a)           Request for Extension.  The Borrower may by written notice to the Administrative Agent (who shall promptly notify the Lenders) given not more than sixty (60) days and not less than forty-five (45) days prior to any anniversary of the Closing Date, request that each Lender extend the Facility Termination Date for an additional one (1) year from the then existing Facility Termination Date; provided, that the Borrower shall only be permitted to exercise this extension option two (2) times during the term of the Agreement.

(b)           Lenders Election to Extend.  Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than fifteen (15) days following the receipt of notice of such request from the Administrative Agent (the “Notice Date”), advise the Administrative Agent in writing whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Facility Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender.  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)           Notification by Administrative Agent.  The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section promptly and in any event no later than the date fifteen (15) days after the Notice Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d)           Additional Commitment Lenders.  The Borrower shall have the right on or before the applicable anniversary of the Closing Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 12.2, each of which Additional Commitment Lenders shall have entered into an Assignment Agreement pursuant to which such Additional Commitment Lender shall, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date) and shall be a “Lender” for all purposes of this Agreement.

    (e)           Minimum Extension Requirement.  If all of the Lenders agree to any such request for extension of the Facility Termination Date then the Facility Termination for all Lenders shall be extended for the additional one (1) year, as applicable.  If there exists any Non-Extending Lenders then the Borrower shall (i) withdraw its extension request and the Facility Termination Date will remain unchanged or (ii) provided that the Required Lenders (but for the avoidance of doubt, not including any Additional Commitment Lenders) have agreed to the extension request (such Lenders agreeing to such extension, the “Approving Lenders”) no later than fifteen (15) days prior to such anniversary of the Closing Date, then the Borrower may extend the Facility Termination Date solely as to the Approving Lenders and the Additional Commitment Lenders with a reduced amount of Aggregate Commitments during such extension period equal to the aggregate Commitments of the Approving Lenders and the Additional Commitment Lenders so long as the aggregate amount of the Commitments of the Approving Lenders and the Additional Commitment Lenders equals or exceeds the Letter of Credit Sublimit (as it may be amended as of the extension date with the consent of such Approving Lenders and Additional Commitment Lenders); it being understood that (A) the Facility Termination Date relating to any Non-Extending Lenders not replaced by an Additional Commitment Lender shall not be extended and the repayment of all obligations owed to them and the termination of their Commitments shall occur on the already existing Facility Termination Date and (B) the Facility Termination Date relating to the Approving Lenders and the Additional Commitment Lenders shall be extended for an additional year, as applicable.

(f)           Conditions to Effectiveness of Extensions.  Notwithstanding the foregoing, any extension of the Facility Termination Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i)           on the date of such extension the conditions for a Credit Extension provided in Section 4.2(a), Section 4.2(b) and Section 4.2(c) shall be satisfied; and

(ii)           on any Facility Termination Date, the Borrower shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.4) to the extent necessary to keep outstanding Loans ratable with any revised Pro Rata Shares of the respective Lenders effective as of such date.

2.22           Cash Collateral.

(a)           Certain Credit Support Events.  Upon the request of the Administrative Agent or any of the Issuers (i) if any Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has not been reimbursed by the Borrower on the Letter of Credit Payment Date or (ii) if, as of the Facility Termination Date, any Letter of Credit Obligation for any reason remains outstanding and partially or wholly drawn, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the Issuers or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure, if any (after giving effect to Section 2.23(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at Bank of America (the “LC Collateral Accounts”).  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuers and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.22(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.22 or Sections 2.19, 2.20, 2.23 or 8.1 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific Letter of Credit Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations, together with all interest accrued thereon, shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 12.1(b)(v))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of an Unmatured Default or a Default, and (y) the Person providing Cash Collateral and the Issuers or Swing Line Lender, as applicable, may agree, in their sole discretion, that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.23           Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)           Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.2.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender under the Loan Documents (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.1), shall be applied at such time or times as may be reasonably determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuers or Swing Line Lender hereunder; third, if so reasonably determined by the Administrative Agent or requested by the Issuers or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so reasonably determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuers or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or a reimbursement of any payment on a Letter of Credit, in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or reimbursement of payment on a Letter of Credit were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and such Letter of Credit reimbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or such Letter of Credit reimbursements owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.23(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.5 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.19(d).

(iv)           Reallocation of Pro Rata Shares to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.19 and 2.20, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the Outstanding Credit Exposure of that Lender.

(b)           Defaulting Lender Cure.  If the Borrower, the Administrative Agent, the Swing Line Lender and the Issuers agree in writing in their reasonable discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares (without giving effect to Section 2.23(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

YIELD PROTECTION; TAXES

3.1           Yield Protection.

If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change which occurs after the date of this Agreement in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender, any applicable Lending Installation or any Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency imposed after the date of this Agreement:

(i)           subjects any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar

Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.5 and the imposition of, or any change in the rate of, any Excluded Tax), or

(ii)           imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, any applicable Lending Installation or any Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)           imposes any other condition the result of which is to increase the cost to any Lender, any applicable Lending Installation or any Issuer of making, funding or maintaining its Eurodollar Loans or of issuing or participating in Letters of Credit or reduces any amount receivable by any Lender, any applicable Lending Installation or any Issuer in connection with its Eurodollar Loans or Letters of Credit, or requires any Lender, any applicable Lending Installation or any Issuer to make any payment calculated by reference to the amount of Eurodollar Loans or Letters of Credit held or interest received by it, by an amount deemed material by such Lender or such Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender, the applicable Lending Installation or such Issuer of making or maintaining its Eurodollar Loans, Letters of Credit or Commitment or to reduce the return received by such Lender, the applicable Lending Installation or such Issuer in connection with such Eurodollar Loans, Letters of Credit or Commitment, then, within fifteen (15) Business Days of written demand by such Lender or such Issuer, the Borrower shall pay such Lender or such Issuer such additional amount or amounts as will compensate such Lender or such Issuer for such increased cost or reduction in amount received.

3.2           Changes in Capital Adequacy Regulations.

If a Lender or an Issuer determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender, such Issuer or any corporation controlling such Lender or such Issuer is increased as a result of a Change, then, within thirty (30) days of written demand by such Lender or such Issuer, the Borrower shall pay such Lender or such Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or such Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans or to issue or participate in Letters of Credit hereunder (after taking into account such Lender’s policies as to capital adequacy).  “Change” means (i) any change after the date of this Agreement in (or in the interpretation of) the Risk-Based Capital Guidelines or (ii) any adoption of or change in (or any change in the interpretation of) any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender, any Lending Installation, any Issuer or any corporation controlling any Lender or any Issuer.  “Risk-Based Capital Guidelines” means (x)

the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (y) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3           Availability of Types of Advances.

If (i) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, enacted or imposed after the date of this Agreement, (ii) the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (b) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance or (iii) the Administrative Agent determines that adequate and reasonable means do not exist for determining the Eurodollar Base Rate, then the Administrative Agent shall suspend the availability of the affected Type of Advance and, in the case of clause (i), require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4           Funding Indemnification.

If any conversion, prepayment or payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made, paid, continued or converted on the date or in the amount specified by the Borrower for any reason other than default by the Lenders, the Borrower will, within fifteen (15) Business Days of written demand by any Lender, indemnify such Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance; provided that each such Lender shall have delivered to the Borrower a certificate as to the amount of such loss or cost, setting forth in reasonable detail the calculation thereof, which certificate shall be conclusive in the absence of manifest error.

3.5           Taxes.

(a)           Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (i) Any and all payments by or on account of any Obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)           If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Borrower or the Administrative Agent, as the case may be, shall withhold or make such deductions as are determined by the Borrower or the Administrative Agent, as the case may be, to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, as the case may be, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes or Other Taxes been made.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c)           Tax Indemnifications.  (i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section but excluding Indemnified Taxes or Other Taxes paid by the Borrower to the Administrative Agent pursuant to Section 3.5(a)(ii)(C)) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii)           Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrower or the Administrative Agent pursuant to subsection (e).  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).  The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)           Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 3.5, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)           Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii)           Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A)           any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B)           each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I)           duly completed and executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II)           duly completed and executed originals of Internal Revenue Service Form W-8ECI,

(III)           duly completed and executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed and executed originals of  Internal Revenue Service Form W-8BEN, or

(V)           duly completed and executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)           Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its lending office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.

(iv)           Each Foreign Lender shall provide such documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Foreign Lender is subject to withholding of tax under FATCA.

(f)           Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Borrower, the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

3.6           Lender Statements; Survival of Indemnity.

To the extent reasonably possible and upon the request of the Borrower, each Lender or Issuer shall designate an alternate Lending Installation to the extent it would reduce any liability of the Borrower to such Lender or Issuer under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender or Issuer, disadvantageous to such Lender or Issuer.  Each Lender or each Issuer, as applicable, shall deliver a written statement of such Lender or such Issuer to the Borrower (with a copy to the Administrative Agent) as to any amount due under Section 3.1, 3.2, 3.4 or 3.5 and containing the other information contemplated by such Sections.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender or such Issuer determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender or any Issuer shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1           Initial Credit Extension.

This Agreement shall become effective upon and the obligation of the Lenders and the Issuers to make the initial Credit Extension hereunder is subject to the Administrative Agent’s receipt of (a) all fees required to be paid to the Administrative Agent, the Arrangers and the Lenders on the date hereof (including the reasonable fees and expenses of counsel to the Administrative Agent for which reasonably detailed invoices have been presented on or prior to the date hereof), (b) evidence that, prior to or concurrently with the effectiveness of this Agreement, all obligations under the Existing Credit Facility have been paid in full and all commitments to lend thereunder have been terminated, and (c) all of the following, in form and substance satisfactory to each Agent and each Lender, and in sufficient copies for each Lender:

(i)           Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, certified by the Secretary or an Assistant Secretary of the Borrower, and a certificate of good standing, certified by the appropriate governmental officer in its jurisdiction of incorporation, as well as any other information that any Lender may request that is required by Section 326 of the USA PATRIOT ACT or necessary for the Administrative Agent or any Lender to verify the identity of the Borrower as required by Section 326 of the USA PATRIOT ACT.

(ii)           Copies, certified by the Secretary or an Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.

(iii)           An incumbency certificate, executed by the Secretary or an Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(iv)           A certificate, signed by an Authorized Officer of the Borrower, stating that (A) on the date hereof, no Default or Unmatured Default has occurred and is continuing and (B) the representations and warranties contained in Article V are true and correct in all material respects as of the date hereof.

(v)           A written opinion of the Borrower’s counsel, addressed to the Administrative Agent and the Lenders in a form reasonably satisfactory to the Administrative Agent and its counsel.

(vi)           Executed counterparts of this Agreement executed by the Borrower, the Administrative Agent, each Issuer and each Lender.

(vii)           Any Revolving Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender and the Swing Line Note.

(viii)           If the initial Credit Extension will be the issuance of a Letter of Credit, a properly completed Letter of Credit Application.

(ix)           Evidence of the effectiveness of the Great Plains Credit Agreement and the KCPL GMO Credit Agreement.

(x)           Written money transfer instructions, in substantially the form of Exhibit C, addressed to the Administrative Agent and signed by an Authorized Officer who has executed and delivered an incumbency certificate in accordance with the terms hereof, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(xi)           Such other documents as any Lender or its counsel may have reasonably requested.

4.2           Each Credit Extension.

The Lenders shall not be required to make any Credit Extension (other than a Credit Extension that, after giving effect thereto and to the application of the proceeds thereof, does not increase the aggregate amount of outstanding Credit Extensions) or increase their Commitments pursuant to any KCPL-GPE Re-Transfer or GPE-KCPL Transfer, unless on the date of such Credit Extension, KCPL-GPE Re-Transfer or GPE-KCPL Transfer:

(a)           No Default or Unmatured Default exists or would result from such Credit Extension.

(b)           The representations and warranties contained in Article V are true and correct in all material respects as of the date of such Credit Extension except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date; provided that this clause (b) shall not apply to the representations and warranties set forth in Section 5.5 (as it relates to clause (i) or (ii) of the definition of “Material Adverse Effect”), clause (a) of the first sentence of Section 5.7 and the second sentence of Section 5.7 with respect to any borrowing hereunder which is not part of the Initial Credit Extension.

(c)           With respect to a Credit Extension, no authorization or approval of any Governmental Authority, other than any such authorizations and approvals as have already been obtained and remain in full force and effect, will be required for the making of such Credit Extension.

Each delivery of a Borrowing Notice and each request for the issuance of a Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a), (b) and (c) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1           Existence and Standing.

Each of the Borrower and its Significant Subsidiaries (a) is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and (b) has all corporate power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to do so could not be reasonably expected to have a Material Adverse Effect.

5.2           Authorization and Validity.

The Borrower has the requisite corporate power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder.  The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by all necessary corporate action, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

5.3           No Conflict; Government Consent.

Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will (a) violate (i) in any material respect any law, statute, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, (ii) the Borrower’s certificate of incorporation or by-laws or (iii) the provisions of any indenture, instrument or agreement to which the Borrower is a party or is subject, or by which it, or its Property, is bound, except to the extent any such violation could not reasonably be expected to have a Material Adverse Effect (b) conflict with or constitute a default under any such indenture, instrument or other agreement in a manner which could reasonably be expected to have a Material Adverse Effect, or (c) result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower pursuant to the terms of any such indenture, instrument or other agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower, is required to be obtained by the Borrower in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the

Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents excepting, however, (a) ’34 Act Reports due after the date hereof disclosing the Loan Documents and related information as required pursuant to applicable ’34 Act Report filing requirements, and (b) Borrower’s short-term borrowing authorization pursuant to the Federal Power Act, as in effect from time to time; provided that the Borrower has such short-term borrowing authorization pursuant to the Federal Power Act at the date of this Agreement and through December 15, 2010.

5.4           Financial Statements.

The December 31, 2009 and June 30, 2010 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP and fairly present the consolidated financial condition and results of operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the periods then ended subject, in the case of the June 30, 2010 financial statements, to normal year-end adjustments.

5.5           Material Adverse Change.

Since December 31, 2009 and except as disclosed in the Borrower’s ’34 Act Reports, there has been no change in the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

5.6           Taxes.

The Borrower and its Significant Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due and payable pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Significant Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists or except to the extent that the failure to pay any such tax, or to file any such tax return, could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No tax liens have been filed and no material claims are being asserted against the Borrower or any Significant Subsidiary with respect to any such taxes except to the extent that such tax liens or claims could not reasonably be expected to have a Material Adverse Effect.

5.7           Litigation; etc.

Except as disclosed in the Borrower’s ‘34 Act Reports, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries in which there is a reasonable possibility of an adverse decision and which (a) could reasonably be expected to have a Material Adverse Effect or (b) seeks to prevent, enjoin or delay the making of any Credit Extension.  Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8           ERISA.

The Borrower and each other member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Code with respect to each Plan, except to the extent that noncompliance, individually or in the aggregate, has not resulted in and could not reasonably be expected to result in a Material Adverse Effect.  Neither the Borrower nor any other member of the Controlled Group has (i) failed to make any required contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (ii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

5.9           Accuracy of Information.

No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Administrative Agent, any Issuer or any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained, as of the date of delivery thereof and taken as a whole, any untrue statement of a material fact or, when considered together with all reports filed with the SEC and furnished or deemed furnished pursuant to the terms hereof, omitted to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, forecasts and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions and estimates developed by management of the Borrower in good faith and believed to be reasonable at the time (it being understood that such information is not a guarantee of future performance and that actual results during the period or periods covered by such information may materially differ from the projected results therein).

5.10           Regulation U.

The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (as defined in Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.  Margin stock constitutes less than twenty-five percent (25%) of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

5.11           Material Agreements.

Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which is reasonably likely to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

5.12           Compliance With Laws.

The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.13           Ownership of Properties.

On the date of this Agreement, the Borrower and its Significant Subsidiaries have good title, free of all Liens other than those permitted by Section 6.12, to all of the Property and assets reflected as owned by the Borrower and its Significant Subsidiaries in the Borrower’s most recent consolidated financial statements provided to the Administrative Agent.

5.14           Plan Assets; Prohibited Transactions.

To the Borrower’s knowledge, (i) the Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of another entity’s employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and (ii) neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.15           Environmental Matters.

Except as set forth in the Borrower’s ‘34 Act Reports, there are no known risks and liabilities accruing to the Borrower or any of its Subsidiaries due to Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

5.16           Investment Company Act.

Neither the Borrower nor any Subsidiary is or is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.17           Pari Passu Indebtedness.

The Indebtedness under the Loan Documents ranks at least pari passu with all other unsecured Indebtedness of the Borrower.

5.18           Solvency.

As of the date hereof and after giving effect to the consummation of the transactions contemplated by the Loan Documents, the Borrower and each Significant Subsidiary is solvent.  For purposes of the preceding sentence, solvent means (a) the fair saleable value (on a going concern basis) of the Borrower’s assets or a Significant Subsidiary’s assets, as applicable, exceed its liabilities, contingent or otherwise, fairly valued, (b) such Person will be able to pay its debts as they become due and (c) such Person will not be left with unreasonably small capital as is necessary to satisfy all of its current and reasonably anticipated obligations giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.  The Borrower is not entering into the Loan Documents with the actual intent to hinder, delay or defraud its current or future creditors, nor does the Borrower intend to or believe that it will incur, as a result of entering into this Agreement and the other Loan Documents, debts beyond its ability to repay.

5.19           No Defaults.

No Unmatured Default or Default has occurred and is continuing.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1           Financial Reporting and Notices.

The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and (subject to the penultimate paragraph of this Section 6.1) furnish to the Administrative Agent for distribution to the Lenders:

(a)           Within ninety (90) days after the close of each of its fiscal years, an unqualified audit report certified by an independent registered public accounting firm which is a member of the “Big Four,” prepared in accordance with GAAP on a consolidated basis for itself and its Consolidated Subsidiaries, including balance sheets as of the end of such period and related statements of income, common shareholders’ equity and cash flows, accompanied by any management letter prepared by said accountants.

(b)           Within forty-five (45) days after the close of the first three (3) quarterly periods of each of its fiscal years, for itself and its Consolidated Subsidiaries, either (i)

consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its Chief Accounting Officer or Chief Financial Officer or (ii) if the Borrower is then a “registrant” within the meaning of Rule 1-01 of Regulation S-X of the SEC and required to file a report on Form 10-Q with the SEC, a copy of the Borrower’s report on Form 10-Q for such quarterly period.

(c)           Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit A signed by its Chief Accounting Officer or Chief Financial Officer setting forth calculations of the financial covenants contained in Article VI and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(d)           As soon as possible and in any event within thirty (30) days after the Borrower or any member of the Controlled Group knows that any Reportable Event has occurred with respect to any Plan that could reasonably be expected to result in liability in an aggregate amount in excess of $50,000,000, a statement, signed by the Chief Accounting Officer or Chief Financial Officer of the Borrower, describing said Reportable Event and the action which the Borrower or member of the Controlled Group proposes to take with respect thereto.

(e)           Promptly after receipt of notice by the Borrower or any member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, a copy of such notice.

(f)           Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(g)           Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower files with the SEC.

(h)           Promptly after the public announcement of, or promptly after receiving a written notice of, any change (whether an increase or decrease) by Moody’s or S&P in the senior unsecured debt rating of the Borrower.

(i)           Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

The statements and reports required to be furnished by the Borrower pursuant to clauses (a), (b), (f) and (g) above shall be deemed furnished for such purpose upon becoming publicly available on the SEC’s EDGAR web page.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or BAS will make available to the Lenders and Issuers materials and/or information provided by or on behalf of the

Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar restricted access electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents, the Arrangers, the Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Specified Information, they shall be treated as set forth in Section 9.11(a)); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and BAS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.2           Permits, Etc.

The Borrower will, and will cause each Significant Subsidiary to, take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect; and preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.3           Use of Proceeds.

The Borrower will use the proceeds of the Credit Extensions (i) to repay the Existing Credit Facility and (ii) for general corporate purposes, including the refinancing of any commercial paper program of the Borrower and its Subsidiaries and use for working capital, capital expenditures and other lawful purposes of the Borrower and its Subsidiaries.  The Borrower will not use any of the proceeds of the Credit Extensions to purchase or carry any margin stock (as defined in Regulation U) or to extend credit for the purpose of purchasing or carrying margin stock; provided that the Borrower may repurchase its own stock (or components thereof) so long as such stock is not reissued.  The Borrower will not permit margin stock to constitute twenty-five percent (25%) or more of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

6.4           Notice of Default.

The Borrower will give prompt notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.5           Conduct of Business.

Except as otherwise permitted under this Agreement, the Borrower will, and will cause each Significant Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same general fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, keep in full force and effect its respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided, however, that nothing in this Section 6.5 shall prohibit the termination of the corporate existence of a Subsidiary of the Borrower or a component of its business if the Borrower determines in good faith that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Lenders.

6.6           Taxes.

The Borrower will, and will cause each Significant Subsidiary to, timely file United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

6.7           Insurance.

The Borrower will, and will cause each Significant Subsidiary to, maintain (either in such Borrower’s name or in such Significant Subsidiary’s own name) with financially sound and reputable insurance companies that are not Affiliates of the Borrower or its Subsidiaries (other than any captive insurance company) insurance on all their respective Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and the Borrower will furnish to the Lenders upon request by the Administrative Agent, full information presented in reasonable detail as to the insurance carried.  Such insurance may be subject to co-insurance, deductibility or similar clauses which, in effect, result in self-insurance of certain losses; provided that such self-insurance is in accord with the customary industry practices for Persons in the same or similar businesses and adequate insurance reserves are maintained in connection with such self-insurance to the extent required by GAAP.

6.8           Compliance with Laws.

The Borrower will, and will cause each Significant Subsidiary to, comply with all laws (including, without limitation, Environmental Laws), rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

6.9           Maintenance of Properties; Books of Record.

The Borrower will, and will cause each Significant Subsidiary to, (i) do all things necessary to maintain, preserve, protect and keep its material Property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times and (ii) keep proper books of record and account, in which full and correct entries shall be made of all material financial transactions and the assets and business of the Borrower and each Significant Subsidiary in accordance with GAAP; provided that nothing in this Section 6.9 shall prevent the Borrower or any Significant Subsidiary from selling, abandoning, disposing of, or otherwise discontinuing the operation or maintenance of any of its Property (including the Capital Stock of any Subsidiary that is not a Significant Subsidiary) or equipment the retention of which in the good faith judgment of the Borrower or such Significant Subsidiary is inadvisable or unnecessary to the Borrower and its Subsidiaries, taken as a whole, or the failure to could not reasonably be expected to have a Material Adverse Effect.

6.10           Inspection.

The Borrower will, and if a Default or Unmatured Default exists, will cause each Significant Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents designated by the Required Lenders, upon not less than five (5) Business Days notice, to inspect any of the Property, books and financial records of such Person, to examine and make copies of the books of accounts and other financial records of such Person, and to discuss the affairs, finances and accounts of such Person with, and to be advised as to the same by, such Person’s officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate, subject, however, in all cases to the imposition of such conditions as the Borrower and such Significant Subsidiaries shall deem necessary based on reasonable considerations of safety and security; provided, however, that neither the Borrower nor any of its Significant Subsidiaries shall be required to disclose to the Administrative Agent, and any Lender, or any representatives thereof any information which is the subject of attorney-client privilege or attorney work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information or which is prevented from disclosure pursuant to a confidentiality agreement with third parties.  After the occurrence and during the continuance of a Default, any such inspection shall be at the Borrower’s expense; at all other times, the Borrower shall not be liable to pay the expenses of the Administrative Agent or any Lender in connection with such inspections.

6.11           Consolidations, Mergers and Sale of Assets.

The Borrower will not, nor will it permit any Significant Subsidiary to, sell, lease, transfer, or otherwise dispose of all or substantially all of its assets (whether by a single transaction or a number of related transactions and whether at one time or over a period of time) or consolidate with or merge into any Person or permit any Person to merge into it, except

(a)           (i) A Wholly-Owned Subsidiary may be merged into the Borrower, and (ii) the Borrower may be merged into Great Plains provided that Great Plains shall expressly assume, in a writing reasonably satisfactory to the Administrative Agent, the due and punctual payment of the Obligations and the due and punctual performance of and compliance with all of the terms of this Agreement and the other Loan Documents to be performed or complied with by the Borrower.

(b)           Any Significant Subsidiary may sell all or substantially all of its assets to, or consolidate or merge into, another Significant Subsidiary; provided that, immediately before and after such merger, consolidation or sale, no Default or Unmatured Default shall exist.

(c)           the Borrower may sell or transfer accounts receivable, pursuant to one or more securitization transactions.

(d)           The Borrower may sell all or substantially all of its assets to, or consolidate with or merge into, any other Person, or permit another Person to merge into it; provided that (i) the surviving Person, if such surviving Person is not the Borrower, or the transferee Person in the case of a sale of all or substantially all of the Borrower’s assets (A) shall be a Person organized and existing under the laws of the United States of America or a state thereof or the District of Columbia, (B) shall expressly assume, in a writing reasonably satisfactory to the Administrative Agent, the due and punctual payment of the Obligations and the due and punctual performance of and compliance with all of the terms of this Agreement and the other Loan Documents to be performed or complied with by the Borrower and (C) shall deliver all documents required to be delivered pursuant to Sections 4.1(c)(i), (c)(ii), (c)(iii), (c)(v) and (c)(ix), (ii) immediately before and after such merger, consolidation or sale, there shall not exist any Default or Unmatured Default and (iii) the surviving Person of such merger or consolidation, or the transferee Person of the assets of the Borrower, as applicable, has, both immediately before and after such merger, consolidation or sale, a Moody’s Rating of Baa3 or better or an S&P Rating of BBB - or better.

Notwithstanding the foregoing, the Borrower and its Consolidated Subsidiaries will not convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions, but excluding (i) sales of inventory in the ordinary course of business, (ii) transactions permitted by clauses (a) through (d) above, (iii) transfers by the Borrower of assets related to, or ownership interests in, Iatan 2 to co-owners of Iatan 2 pursuant to the co-ownership, co-operating or other similar agreements of the co-owners of Iatan 2 and (iv) sales of the capital stock or assets of KLT Gas Inc. and Subsidiaries thereof) in the aggregate within any twelve (12)-month period, more than twenty percent (20%) of the aggregate book value of the assets of the Borrower and its Consolidated Subsidiaries as calculated as of the end of the most recent fiscal quarter.

6.12           Liens.

The Borrower will not, nor will it permit any Significant Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Significant Subsidiaries, except:

(a)           Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b)           Liens imposed by law, such as carriers’, warehousemen’s, mechanics’ and landlords’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(c)           Liens arising out of pledges or deposits in the ordinary course of business under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, other than any Lien imposed under ERISA.

(d)           Liens incidental to the normal conduct of the Borrower or any Significant Subsidiary or the ownership or leasing of its Property or the conduct of the ordinary course of its business, including (i) zoning restrictions, easements, building restrictions, rights of way, reservations, restrictions on the use of real property and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which are not substantial in amount and do not in any material way affect the marketability of the same, (ii) rights of lessees and lessors under leases, (iii) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any Significant Subsidiary on deposit with or in the possession of such banks, (iv) Liens or deposits to secure the performance of statutory obligations, tenders, bids, contracts, leases, progress payments, performance or return-of-money bonds, surety and appeal bonds, performance or other similar bonds, letters of credit, or other obligations of a similar nature incurred in the ordinary course of business, (v) Liens required by any contract or statute in order to permit the Borrower or Significant Subsidiary to perform any contract or subcontract made by it with or pursuant to the requirements of a governmental entity, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances of credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair the use of Property in the operation of the business of the Borrower and its Significant Subsidiaries taken as a whole and (vi) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any Laws, to terminate such right, power, franchise, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Property of the Borrower or any of its Significant Subsidiaries.

(e)           Liens arising under the General Mortgage Indenture and Deed of Trust Dated December 1, 1986 from the Borrower to UMB, N.A.

(f)           Liens on Property of the Borrower existing on the date hereof and any renewal or extension thereof; provided that the Property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by this Agreement.

(g)           Judgment Liens which secure payment of legal obligations that would not constitute a Default under Section 7.9.

(h)           Liens on Property acquired by the Borrower or a Significant Subsidiary after the date hereof, existing on such Property at the time of acquisition thereof (and not created in anticipation thereof); provided that in any such case no such Lien shall extend to or cover any other Property of the Borrower or such Significant Subsidiary, as the case may be.

(i)           Liens on the Property, revenues and/or assets of any Person that exist at the time such Person becomes a Significant Subsidiary and the continuation of such Liens in connection with any refinancing or restructuring of the obligations secured by such Liens.

(j)           Liens on Property securing Indebtedness incurred or assumed at the time of, or within twelve (12) months after, the acquisition of such Property for the purpose of financing all or any part of the cost of acquiring such Property; provided that (i) such Lien attaches to such Property concurrently with or within twelve (12) months after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and (iii) the principal amount of the Indebtedness secured thereby does not exceed the cost or fair market value determined at the date of incurrence, whichever is lower, of the Property being acquired on the date of acquisition.

(k)           Liens on any improvements to Property securing Indebtedness incurred to provide funds for all or part of the cost of such improvements in a principal amount not exceeding the cost of construction of such improvements and incurred within twelve (12) months after completion of such improvements or construction, provided that such Liens do not extend to or cover any property of the Borrower or any Significant Subsidiary other than such improvements.

(l)           Liens to government entities granted to secure pollution control or industrial revenue bond financings, which Liens in each financing transaction cover only Property the acquisition or construction of which was financed by such financings and Property related thereto.

(m)           Liens on or over gas, oil, coal, fissionable material, or other fuel or fuel products as security for any obligations incurred by such Person (or any special purpose entity formed by such Person) for the sole purpose of financing the acquisition or storage of such fuel or fuel products or, with respect to nuclear fuel, the processing, reprocessing, sorting, storage and disposal thereof.

(n)           Liens on (including Liens arising out of the sale of) accounts receivable and/or contracts which will give rise to accounts receivable of the Borrower; and other Liens on (including Liens arising out of the sale of) accounts receivable and/or contracts which will give rise to accounts receivable of the Borrower or any Significant Subsidiary in an aggregate amount not at any time exceeding $10,000,000.

(o)           Liens on Property or assets of a Significant Subsidiary securing obligations owing to the Borrower or any Significant Subsidiary.

(p)           Liens on Property of the Borrower arising in connection with utility co-ownership, co-operating and similar agreements that are consistent with the utilities business and ancillary operations.

(q)           Liens on assets held by entities which are deemed Subsidiaries solely due to the application of clause (c) of the definition of “Subsidiary” and which are required to be included in the Borrower’s consolidated financial statements solely as a result of the application of ASC Topic 810, as it may be amended or supplemented.

(r)           Liens securing Swap Contracts permitted to be incurred under this Agreement.

(s)           Liens securing any extension, renewal, replacement or refinancing of Indebtedness secured by any Lien referred to in the foregoing clauses (h), (i), (j), (k), (l), (m) and (p); provided that (A) such new Lien shall be limited to all or part of the same Property that secured the original Lien (plus improvements on such Property) and (B) the amount secured by such Lien at such time is not increased to any amount greater than the amount outstanding at the time of such renewal, replacement or refinancing.

(t)           Liens in favor of the Issuers or the Swing Line Lender on cash collateral securing the obligations of a Defaulting Lender to fund risk participations hereunder.

(u)           Liens which would otherwise not be permitted by clauses (a) through (t) securing additional Indebtedness of the Borrower or a Significant Subsidiary; provided that after giving effect thereto the aggregate unpaid principal amount of Indebtedness (including Capitalized Lease Obligations) of the Borrower and its Significant Subsidiaries (including prepayment premiums and penalties) secured by Liens permitted by this clause (u) shall not exceed the greater of (a) $50,000,000 and (b) ten percent (10%) of Consolidated Tangible Net Worth.

(v)           Liens on the stock or assets of Subsidiaries created pursuant to “rate reduction” bonds, for the payment of which legislatively authorized charges are imposed on customers.

6.13           Affiliates.

Except to the extent required by applicable Law or regulation, the Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.14           ERISA.

The Borrower will not, nor will it permit any Significant Subsidiary to, (i) voluntarily terminate any Plan, so as to result in any material liability of the Borrower or any Significant Subsidiary to the PBGC or (ii) enter into any transaction that the Borrower or such Significant Subsidiary knows or should know is a Prohibited Transaction (as defined in Section 4975 of the Code and in Section 406 of ERISA) involving any Plan which results in any liability of the Borrower or any Significant Subsidiary that could reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect or (iii) cause any occurrence of any Reportable Event which results in any liability of the Borrower or any Significant Subsidiary to the PBGC that could reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect or (iv) allow or suffer to exist any other event or condition known to the Borrower which results in any material liability of the Borrower or any Significant Subsidiary to the PBGC.

6.15           Total Indebtedness to Total Capitalization.

The Borrower shall at all times cause the ratio of (i) Total Indebtedness to (ii) Total Capitalization to be less than or equal to 0.65 to 1.0.

6.16           Restrictions on Subsidiary Dividends.

The Borrower will not, nor will it permit any Significant Subsidiary to, be a party to any agreement prohibiting or restricting the ability of such Significant Subsidiary to declare or pay dividends to the Borrower; provided, that the foregoing provisions of this Section 6.16 shall not prohibit the Borrower or any Significant Subsidiary from entering into any debt instrument containing a total debt to capitalization covenant.

6.17           Organization Documents.

The Borrower and its Subsidiaries shall not amend, modify or change their Organization Documents in a manner materially adverse to the Lenders.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1           Any representation or warranty made or deemed made by or on behalf of the Borrower to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed made.

7.2           (a) Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligations within one (1) Business Day after the same becomes due, or (b) nonpayment of interest upon any Loan or of any fee or other obligation under any of the Loan Documents within five (5) Business Days after the same becomes due.

7.3           The breach by the Borrower of any of the terms or provisions of Section 6.3, 6.10 (with respect to the Borrower and its Significant Subsidiaries only), 6.11, 6.15 or 6.16.

7.4           The breach by the Borrower of any of the terms or provisions of Section 6.12 which is not remedied within thirty (30) days after the earlier of (a) an Authorized Officer of the Borrower becoming aware of such breach and (b) receipt by the Borrower of written notice from the Administrative Agent or any Lender.

7.5           The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after the earlier of (a) an Authorized Officer of the Borrower becoming aware of such breach and (b) receipt by the Borrower of written notice from the Administrative Agent or any Lender; provided that if such breach is capable of cure but (i) cannot be cured by payment of money and (ii) cannot be cured by diligent efforts within such thirty (30)-day period, but such diligent efforts shall be properly commenced within such thirty (30)-day period and the Borrower is diligently pursuing, and shall continue to pursue diligently, remedy of such failure, the cure period shall be extended for an additional ninety (90) days, but in no event beyond the Facility Termination Date.

7.6           Failure of the Borrower or any of its Significant Subsidiaries to pay when due any Indebtedness aggregating in excess of $50,000,000 (“Material Indebtedness”); or the default by the Borrower or any of its Significant Subsidiaries in the performance of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower or any of its Significant Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Significant Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.7           The Borrower or any of its Significant Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate, partnership or limited liability company action to authorize or effect any of the foregoing actions set forth in this Section 7.7 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.8.

7.8           Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.7(d) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

7.9           The Borrower or any of its Significant Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge (a) any judgment or order for the payment of money not covered by insurance in excess of $50,000,000 (either singly or in the aggregate with other such judgments) or (b) any non-monetary final judgment that has, or could reasonably be expected to have, a Material Adverse Effect, in either case which is not stayed on appeal or otherwise being appropriately contested in good faith.

7.10           A Change of Control shall occur.

7.11           A Reportable Event shall have occurred which results in liability of the Borrower or any Significant Subsidiary in excess of $50,000,000 and, thirty (30) days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender, the amount of such liability shall still exceed $50,000,000.

7.12           Any authorization or approval or other action by any Governmental Authority or regulatory body required for the execution, delivery or performance of this Agreement or any other Loan Document by the Borrower shall fail to have been obtained at the time required or be terminated, revoked or rescinded or shall otherwise no longer be in full force and effect, and such occurrence shall (i) materially adversely affect the enforceability of the Loan Documents against the Borrower and (ii) to the extent that such occurrence can be cured, shall continue for five (5) days (unless being contested in good faith by the Borrower and the pendency of such contest shall suspend such adverse effect).

7.13           Great Plains shall fail to own, directly or indirectly, all of the outstanding stock of the Borrower which, in the absence of any contingency, has the right to vote in an election of directors of the Borrower.

7.14           Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect in any material respect; or the Borrower contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1           Acceleration; Letter of Credit Account.

(a)           If any Default described in Section 7.7 or 7.8 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuers to issue Letters of Credit and the Swing Line Lender to make Swing Line Loans shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, any Lender or any Issuer and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the LC Collateral Accounts, equal to the excess of (i) the amount of Letter of Credit Obligations at such time over (ii) the amount on deposit in the LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”).  If any other Default occurs, the Administrative Agent may with the consent, or shall at the request, of the Required Lenders, (x) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuers to issue Letters of Credit, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (y) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent in immediately available funds the Collateral Shortfall Amount, which funds shall be deposited in the LC Collateral Accounts.

If (a) within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.7 or 7.8 with respect to the Borrower) and (b) before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2           Amendments.

Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided that no such supplemental agreement shall:

(a)           Extend the final maturity of any Loan or the expiry date of any Letter of Credit to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest (other than default interest) or fees thereon, without the consent of each Lender directly affected thereby;

(b)           Reduce the percentage specified in the definition of Required Lenders, without the consent of each Lender directly affected thereby;

(c)           Increase the amount of the Commitment of any Lender without the consent of such Lender (except as provided for in Section 2.6), or extend the Facility Termination Date (except as provided for in Section 2.21), reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2 or permit the Borrower to assign its rights under this Agreement, without the consent of the Administrative Agent, the Issuers, the Swing Line Lender, and each Lender directly affected thereby;

(d)           Amend this Section 8.2 without the consent of each Lender directly affected thereby;

(e)           Release any funds from the LC Collateral Accounts, except to the extent such release is expressly permitted hereunder without the consent of each Lender directly affected thereby; or

(f)           Alter the pro rata sharing of payments, the order of application of payments required thereby or the pro rata treatment of the Lenders without the consent of each Lender directly affected thereby.

Notwithstanding the foregoing, any amendment, waiver, or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than the Defaulting Lenders except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of each Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that (i) by its terms affects any Defaulting Lender more adversely than other affected Lenders, (ii) reduces the principal of or the rate of interest for Loans of such Defaulting Lender, or fees or other amounts payable hereunder or under any other Loan Document to such Defaulting Lender or (iii) extends the time of the payment of interest or fees owing to such Defaulting Lender shall require the consent of such Defaulting Lender.  No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent, and no amendment of any provision of this Agreement relating to any Issuer shall be effective without the written consent of such Issuer and no amendment of any provision of this Agreement relating to the Swing Line Lender shall be effective without the written consent of the Swing Line Lender.  The Administrative Agent may waive payment of the fee required under Section 12.1(b) without obtaining the consent of any other party to this Agreement.

8.3           Preservation of Rights.

No delay or omission of the Lenders, the Swing Line Lender, the Issuers or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the Swing Line Lender, the Lenders and the Issuers until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1           Survival of Representations.

All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2           Governmental Regulation.

Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3           Headings.

Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4           Entire Agreement.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

9.5           Several Obligations; Benefits of this Agreement.

The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.7 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6           Expenses; Indemnification.

(a)           The Borrower shall reimburse (i) the Agents and the Arrangers for any reasonable costs and expenses (including the reasonable fees and charges of outside counsel for the Agents) paid or incurred by the Agents or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including via the internet), review, amendment, modification, and administration of the Loan Documents and (ii) the Issuers for all reasonable out-of-pocket expenses incurred by the Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.  The Borrower also agrees to reimburse each Agent, each Arranger, the Swing Line Lender, each Lender and each Issuer for any reasonable costs, internal charges and expenses (including the reasonable fees and charges of attorneys for such Agent, such Arranger, the Swing Line Lender, such Lender and such Issuer, which attorneys may be employees of such Agent, such Arranger, the Swing Line Lender, such Lender or such Issuer) paid or incurred by either Agent, either Arranger, the Swing Line Lender, any Lender or any Issuer in connection with the collection and enforcement, attempted enforcement, and preservation of rights and remedies under, any of the Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding).

(b)           The Borrower hereby further agrees to indemnify each Agent, each Arranger, the Swing Line Lender, each Lender, each Issuer, their respective affiliates and the directors, partners, officers, employees, agents and advisors of the foregoing against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all reasonable expenses of litigation or preparation therefor whether or not either Agent, either Arranger, the Swing Line Lender, any Lender or any Issuer or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.  In the case of any investigation, litigation or proceeding to which the indemnity in this Section applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a third party, by the Borrower or by any affiliate of the Borrower.  The obligations of the Borrower under this Section 9.6 shall survive the payment of the Obligations and termination of this Agreement.

(c)           To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swing Line Lender, any Issuer or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Swing Line Lender, such Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought but without giving effect to the reallocation of Pro Rata Shares contemplated by Section 2.23(a)(iv)) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swing Line Lender or any Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swing Line Lender or any Issuer in connection with such capacity.

(d)           Notwithstanding any provision to the contrary, this Section 9.6 shall not apply with respect to any matters, liabilities, or obligations relating to Taxes; all such matters are governed exclusively by Section 3.5.

9.7           Numbers of Documents.

All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8           Accounting.

Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

9.9           Severability of Provisions.

Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.  Without limiting the foregoing provisions of this Section 9.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuers or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

9.10           Nonliability of Lenders.

The relationship between the Borrower on the one hand and the Lenders, the Swing Line Lender, the Issuers and the Agents on the other hand shall be solely that of borrower and lender.  None of either Agent, either Arranger, the Swing Line Lender, any Lender or any Issuer shall have any fiduciary responsibilities to the Borrower.  None of either Agent, either Arranger, the Swing Line Lender, any Lender or any Issuer undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.  The Borrower agrees that none of either Agent, either Arranger, the Swing Line Lender, any Lender or any Issuer shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  None of either Agent, either Arranger, the Swing Line Lender, any Lender, any Issuer or any Related Party of any of the foregoing Persons shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.  None of either Agent, either Arranger, the Swing Line Lender, any Lender, any Issuer or any Related Party of any of the foregoing Persons shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent such recipient receives such information due to the gross negligence of the party from which recovery is sought.

9.11           Limited Disclosure.

(a)           Neither the Administrative Agent nor any Lender may disclose to any Person any Specified Information (as defined below) except (i) to its, and its Affiliates’, officers, employees, agents, accountants, legal counsel, advisors and other representatives who have a need to know such Specified Information or any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the Obligations or to any credit insurance provider relating to the Obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Specified Information and instructed to keep such Specified Information confidential, and shall agree to do so) or (ii) with the Borrower’s prior consent.  “Specified Information” means information that the Borrower furnishes to the Administrative Agent or any Lender that is designated in writing as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or such Lender from a source other than the Borrower.

(b)           The provisions of clause (a) above shall not apply to Specified Information (i) that is a matter of general public knowledge or has heretofore been or is hereafter published in any source generally available to the public, (ii) that is required to be disclosed by law, regulation or subpoena, judicial order or other legal process, (iii) that is requested by any regulatory body (including any self-regulatory authority) with jurisdiction over the Administrative Agent or any Lender, or (iv) that is disclosed (A) to legal counsel, accountants and other professional advisors to such Lender, (B) in connection with the exercise of any right or remedy hereunder or under any Note or any suit or other litigation or proceeding relating to this Agreement or any Note, (C) to a rating agency if required by such agency in connection with a rating relating to Credit Extensions hereunder or (D) to assignees or participants or potential assignees or participants who agree to be bound by the provisions of this Section 9.11.

9.12           USA PATRIOT ACT NOTIFICATION.

The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:  IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit or other financial services product.  What this means for the Borrower: When the Borrower opens an account, the Lenders will ask for the Borrower’s name, tax identification number, business address and other information that will allow the Administrative Agent and the Lenders to identify the Borrower.  The Administrative Agent and the Lenders may also ask to see the Borrower’s legal organizational documents or other identifying documents.

9.13           Nonreliance.

Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the FRB) for the repayment of the Loans provided for herein.

9.14           No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, each Agent and Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (c) no Agent or Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent or Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and no Agent or Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Agent or Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Agents and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against any Agent and any Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1           Appointment and Authority.

Each of the Lenders and the Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuers, and the Borrower shall have no rights as a third party beneficiary of any of such provisions.

10.2           Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3           Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Unmatured Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Unmatured Default unless and until notice describing such Default or Unmatured Default is given to the Administrative Agent by the Borrower, a Lender or an Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this

Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Unmatured Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4           Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5           Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6           Resignation of Administrative Agent.

The Administrative Agent may, upon giving five (5) Business Days prior written notice to the Borrower, resign at any time by giving notice of its resignation to the Lenders, the Issuers and the Borrower.  Upon receipt of any such notice of resignation, the Borrower shall have the right, with the consent of the Required Lenders, such consent not to be unreasonably withheld, conditioned or delayed, to appoint a successor, which successor shall be a Lender.  If no such successor shall have been so appointed by the Borrower and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuers, appoint a successor Administrative Agent from among the Lenders meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuer directly, until such time as the Borrower appoints a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuer and as the Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and the retiring Swing Line Lender, (b) the retiring Issuer and the retiring Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuer to effectively assume the obligations of the retiring Issuer with respect to such Letters of Credit.

10.7           Non-Reliance on Administrative Agent and Other Lenders.

Each Lender, the Swing Line Lender and each Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender, the Swing Line Lender and each Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8           No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Swing Line Lender, a Lender or an Issuer hereunder.

10.9           Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Swing Line Lender, the Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Swing Line Lender, the Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuers and the Administrative Agent under Sections 2.5, 2.19(d), and 9.6) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swing Line Lender and each Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Swing Line Lender, the Lenders and the Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5 and 9.6.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swing Line Lender or any Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XI

SETOFF; RATABLE PAYMENTS; PAYMENTS SET ASIDE

11.1           Setoff.

In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, after obtaining the prior written consent of the Administrative Agent, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender, any Issuer, the Swing Line Lender or any such Affiliate to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, the Issuer or the Swing Line Lender whether or not the Obligations, or any part hereof, shall then be due; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender, each Issuer and the Swing Line Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.2           Ratable Payments.

If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5 and payments made to any Issuer in respect of Reimbursement Obligations so long as the Lenders have not funded their participations therein) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in accordance with their respective Pro Rata Shares.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.  For the avoidance of doubt, the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.22, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Letter of Credit Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

11.3           Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Issuer or any Lender, or the Administrative Agent, any Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1           Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Swing Line Lender and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b) participations in Letter of Credit Obligations) at the time owing to it); provided that

(i)           except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof.

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)           any assignment of a Commitment must be approved by the Administrative Agent, the Swing Line Lender and the Issuers (each such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(iv)           (A) such Lender shall at the same time enter into an Assignment Agreement (as defined in the Great Plains Credit Agreement) with the same Eligible Assignee(s) in an amount representing an equal proportion of such Lender’s Commitment (as defined in the Great Plains Credit Agreement) under the Great Plains Credit Agreement and (B) such Lender shall at the same time enter into an Assignment Agreement (as defined in the KCPL GMO Credit Agreement) with the same Eligible Assignee(s) in an amount representing an equal proportion of such Lender’s Commitment (as defined in the KCPL GMO Credit Agreement) under the KCPL GMO Credit Agreement;

(v)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500; provided, however, that (A) such processing and recordation fee shall not apply to assignments to Affiliates of the assigning Lender, (B) such processing and recordation fee shall, with respect to a particular assignment, be payable only once by such assigning Lender in connection with the concurrent assignments of Commitments of such assigning Lender required by Section 12.1(b)(iv) and (C) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(vi)           No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who upon becoming a Lender hereunder would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person; and

(vii)           In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5, and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such

Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by each of the Borrower and the Issuers at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the proviso to Section 8.2 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender, provided such Participant agrees to be subject to Section 11.2 as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.5(e) as though it were a Lender.

(f)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)            Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an Issuer.  In the event of any such resignation as an Issuer, the Borrower shall be entitled to appoint from among the Lenders another Issuer hereunder who agrees to such appointment; provided, however, that no failure by the Borrower to appoint any such Issuer, or the failure of any Lender to accept such appointment, shall affect the resignation of Bank of America as an Issuer.  If Bank of America resigns as an Issuer, it shall retain all the rights, powers, privileges and duties of an Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuer and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to fund risk participations pursuant to Section 2.19(e)).

12.2           Replacement of Lenders.

If (i) any Lender requests compensation under Section 3.1 or Section 3.2, (ii) suspends the availability of Eurodollar Loans under Section 3.3, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.4 or Section 3.5, (iv) any Lender is a Non-Extending Lender pursuant to Section 2.21(b) or (v) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.1(b)), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.1(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts payable under Section 3.4) from such Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.1 or payments required to be made pursuant to Section 3.4, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE XIII

NOTICES

13.1           Notices.

Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (i) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on Schedule IV, (ii) in the case of any Lender, at its address or facsimile number specified in its Administrative Questionnaire or (iii) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1.  Each such notice, request or other communication shall be effective (a) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (b) if given by mail, when received, or (c) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.

13.2           Change of Address.

The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

13.3           The Platform.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, any Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, any Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

OTHER AGENTS

No Lender identified on the cover page, the signature pages or otherwise in this Agreement, or in any document related hereto, as being the “Syndication Agent” or a “Co-Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity other than those applicable to all Lenders.  Each Lender acknowledges that it has not relied, and will not rely, on the Syndication Agent or any Co-Documentation Agent in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

ARTICLE XVI

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

16.1           CHOICE OF LAW.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

16.2           CONSENT TO JURISDICTION.

THE BORROWER, THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER, EACH LENDER AND EACH ISSUER HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE BORROWER, THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER, EACH LENDER AND EACH ISSUER HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVE ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY PARTY TO BRING PROCEEDINGS AGAINST THE OTHER PARTIES IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK CITY, NEW YORK.

16.3           WAIVER OF JURY TRIAL.

THE BORROWER, THE ADMINISTRATIVE AGENT, THE SWING LINE LENDER, EACH LENDER AND EACH ISSUER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XVII

TERMINATION OF EXISTING CREDIT FACILITY

Lenders which are parties to the Existing Credit Facility (and which constitute “Required Lenders” under and as defined in the Existing Credit Facility) hereby waive any advance notice requirement for terminating the commitments under the Existing Credit Facility, and the Borrower and the applicable Lenders agree that the Existing Credit Facility and the commitments thereunder shall be terminated on the date hereof (except for any provisions thereof which by their terms survive termination thereof).

IN WITNESS WHEREOF, the Borrower, the Lenders, the Swing Line Lender, the Issuers and the Agents have executed this Agreement as of the date first above written.

KANSAS CITY POWER & LIGHT COMPANY,
as the Borrower

By:                 /s/ Michael W. Cline
Name:            Michael W. Cline
Title:              Vice President – Investor Relations and
       Treasurer and Corporate Secretary

BANK OF AMERICA, N.A.,
as Administrative Agent

By:                 /s/ Kimberly Williams
Name:            Kimberly Williams
Title:              Vice President

BANK OF AMERICA, N.A.,
as an Issuer, as Swing Line Lender and as a Lender

By:                   /s/ Kevin P. Bertelsen
Name:              Kevin P. Bertelsen
Title:                Senior Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as an Issuer and as a Lender

By:                    /s/ Bradford Joyce
Name:               Bradford Joyce
Title:                 Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agent, as an Issuer and as a Lender

By:                    /s/ Allison Newman
Name:               Allison Newman
Title:                 Vice President

UNION BANK, N.A.,
as Syndication Agent and as a Lender

By:                    /s/ Susan K. Johnson
Name:               Susan K. Johnson
Title:                 Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:                     /s/ Nancy R. Barwig
Name:                Nancy R. Barwig
Title:                 Senior Vice President

BNP PARIBAS,
as a Lender

By:                     /s/ Pasquale A. Perraglia IV
Name:                Pasquale A. Perraglia IV
Title:                 Vice President

By:                     /s/ Denis O’Meara
Name:                Denis O’Meara
Title:                 Managing Director

THE BANK OF NOVA SCOTIA,
as a Lender

By:                    /s/ Thane Rattew
Name:               Thane Rattew
Title:                 Managing Director

THE ROYAL BANK OF SCOTLAND PLC,
as a Lender

By:                    /s/ Tyler J. McCarthy
Name:               Tyler J. McCarthy
Title:                 Director

BARCLAYS BANK PLC,
as a Lender

By:                    /s/ David Barton
Name:               David Barton
Title:                 Director

U.S. BANK NATIONAL ASSOCIATION
as a Lender

By:                    /s/ Eric J. Cosgrove
Name:               Eric J. Cosgrove
Title:                 Vice President

THE BANK OF NEW YORK MELLON,
as a Lender

By:                    /s/ Hussam S. Alsahlani
Name:               Hussam S. Alsahlani
Title:                 Senior Associate

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:                     /s/ Keven D. Smith
Name:                Keven D. Smith
Title:                 Senior Vice President

SUNTRUST BANK,
as a Lender

By:                   /s/ Andrew Johnson
Name:              Andrew Johnson
Title:                Director

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:                    /s/ Frederick Laird
Name:               Frederick Laird
Title:                 Managing Director

By:                    /s/ Heidi Sandquist
Name:               Heidi Sandquist
Title:                 Director

UMB BANK, N.A.,
as a Lender

By:                     /s/ Robert P. Elbert
Name:                Robert P. Elbert
Title:                 Senior Vice President

COMMERCE BANK, N.A.,
as a Lender

By:                     /s/ Aaron M. Siders
Name:                Aaron M. Siders
Title:                 Commercial Banking Officer

SCHEDULE I

COMMITMENTS

Lender	Commitment
Bank of America, N.A.	$57,600,000.00
Wells Fargo Bank, National Association	$57,600,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$28,800,000.00
Union Bank, N.A.	$28,800,000.00
JPMorgan Chase Bank, N.A.	$40,800,000.00
BNP Paribas	$40,800,000.00
The Bank of Nova Scotia	$40,800,000.00
The Royal Bank of Scotland plc	$40,800,000.00
Barclays Bank PLC	$40,800,000.00
U.S. Bank National Association	$40,800,000.00
The Bank of New York Mellon	$36,000,000.00
KeyBank National Association	$36,000,000.00
SunTrust Bank	$36,000,000.00
Deutsche Bank AG New York Branch	$36,000,000.00
UMB Bank, n.a.	$24,000,000.00
Commerce Bank, N.A.	$14,400,000.00
Total	$600,000,000.00

LETTER OF CREDIT COMMITMENTS

Issuer	Letter of Credit Commitment
Bank of America, N.A.	$25,000,000.00
Wells Fargo Bank, National Association	$25,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$25,000,000.00
Total	$75,000,000.00

SCHEDULE II

EXISTING LETTERS OF CREDIT

Issuer	Beneficiary	Amount	Expiry Date	Letter of Credit Number
Part A
JPMorgan Chase Bank, N.A.	Southwest Power Pool	$ 3,461,805.00	05/05/11	CPCS-286557
JPMorgan Chase Bank, N.A.	ACE American Insurance Company	$ 8,476,467.00	11/09/10	CPCS-292173
Part B
Bank of America, N.A.	Missouri Transportation	$ 5,122,649.00	05/07/11	T00000068044449
Bank of America, N.A.	NECA/IBEW Family Med Care Plan	$ 3,860,000.00	04/03/11	T00000068046279
Bank of America, N.A.	Southwest Power Pool	$ 1,762,500.00	05/11/11	T00000068050227
Bank of America, N.A.	Southwest Power Pool	$ 1,762,500.00	05/11/11	T00000068050228

SCHEDULE III

PRICING SCHEDULE
	>A-/A3	>BBB+/Baa1	>BBB/Baa2	>BBB-/Baa3	>BB+/Ba1	<BB/Ba2
Pricing	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Applicable Margin for Eurodollar Advances and Letter of Credit Fee Rate	1.75%	2.00%	2.25%	2.75%	3.00%	3.25%
Commitment Fee Rate	0.225%	0.30%	0.375%	0.50%	0.625%	0.625%
Applicable Margin for Floating Rate Advances	0.75%	1.00%	1.25%	1.75%	2.00%	2.25%

“Level I Status” exists at any date if, on such date, the Borrower’s Moody’s Rating is A3 or better or the Borrower’s S&P Rating is A- or better.

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Borrower’s Moody’s Rating is Baa1 or better or the Borrower’s S&P Rating is BBB+ or better.

“Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Borrower’s Moody’s Rating is Baa2 or better or the Borrower’s S&P Rating is BBB or better.

“Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Borrower’s Moody’s Rating is Baa3 or better or the Borrower’s S&P Rating is BBB- or better.

“Level V Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Borrower’s Moody’s Rating is BB+ or better or the Borrower’s S&P Rating is Ba1 or better.

“Level VI Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement (or, if there is no such debt outstanding, the Borrower’s issuer rating issued by Moody’s then in effect for the Borrower).

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement (or, if there is no such debt outstanding, the Borrower’s issuer rating issued by S&P then in effect for the Borrower).

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The Applicable Margin for Eurodollar Advances, the Letter of Credit Fee Rate, the Applicable Margin for Floating Rate Advances and the Commitment Fee Rate shall be determined in accordance with the foregoing pricing grid based on the Borrower’s Status as determined from its then-current Moody’s and S&P Ratings.  The credit rating in effect on any date for purposes of this Schedule is that in effect at the close of business on such date.  If at any time the Borrower ceases to have a Moody’s Rating or an S&P Rating, Level VI Status shall exist.

Notwithstanding the foregoing, (a) if the Borrower is split-rated and the ratings differential is one level, the higher rating will apply; and (b) if the Borrower is split-rated and the ratings differential is two levels or more, the intermediate rating at the midpoint will apply.  If there is no midpoint, the higher of the two intermediate ratings will apply.

SCHEDULE IV

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

1200 Main Street
Kansas City, MO  64105
Attention:                 Michael W. Cline, Vice-President – Investor Relations, Treasurer and Corporate Secretary
Telephone:               (816) 556-2622
Facsimile:                  (816) 556-2992
Electronic Mail:        michael.cline@kcpl.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for payments and Requests for Credit Extensions):

Bank of America, N.A.
Credit Services Rep. II
Mail Code: TX1-492-14-12
Bank of America Plaza
901 Main Street
Dallas, TX 75202-3714

Attention:                  Karen Puente
Telephone:                214-209-4108
Telecopier:                214-290-8378
Electronic Mail:        Karen.r.puente@baml.com

Bank of America  New York, NY
Account No.:            1292000883
Account Name: Credit Services
Ref:  Great Plains
ABA# 026009593

Other Notices as Administrative Agent:

Bank of America, N.A.
Agency Management
Bank of America Plaza
101 S. Tryon Street
Charlotte, NC 28255-0001
Mail Code: NC1-002-15-36

Attention:                    Kelly Weaver
Telephone:                  (980) 387-5452
Facsimile:                     (704) 208-2871
Electronic Mail:          kelly.weaver@baml.com

ISSUERS:

Bank of America, N.A.
Trade Operations
1000 West Temple Street, 7th Floor
Mail Code: CA9-705-07-05
Los Angeles, CA 90012 1514

Attention:                    Sandra Leon
Telephone:                   (213) 580-8369
Telecopier:                   (213) 457-8841
Electronic Mail:           sandra.leon@baml.com

The Bank of Tokyo-Mitsubishi UFJ, Ltd.
1251 Avenue of the Americas, 12th Floor
New York, NY 10020-1104

Attention:                     Jaya Angara                                           Attention:                Antonina Bondi
Telephone:                    (201) 413-8843                                         Telephone:             (201) 413-8823
Telecopier:                    (201) 413-8817                                         Telecopier:              (201) 413-8817
Electronic Mail:            jangara@us.mufg.jp                              Electronic Mail:     abondi@us.mufg.jp

Wells Fargo Bank, National Association
301 S. College Street, 15th Floor
Charlotte, NC 28288 MAC: D1053-150

Attention:                      Elaine Shue
Telephone:                    (704) 715-3133
Telecopier:                    (704) 715-0358
Electronic Mail:            Elaine.Shue@wachovia.com

EXHIBIT A

COMPLIANCE CERTIFICATE

To:           The Lenders parties to the
Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to the Credit Agreement dated as of August 9, 2010 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Kansas City Power & Light Company (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Union Bank, N.A. and Wells Fargo Bank, National Association, as Syndication Agents, and Bank of America, N.A., as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.           I am the duly elected            of the Borrower;

2.           I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, an appropriate review of the transactions and conditions of the Borrower and, to the extent relevant to the Agreement, its Subsidiaries during the accounting period covered by the financial statements attached as Schedule I;

3.           The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth on Schedule II which lists, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event; and

4.           Set forth on Schedule III are true and correct computations of the financial ratios and restrictions set forth in Section 6.15 of the Agreement.

The foregoing certifications, together with the financial statements delivered with this Certificate in support hereof, are made and delivered this    day of        ,     .

KANSAS CITY POWER & LIGHT COMPANY

By:
Print Name:
Title:

SCHEDULE I

TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

SCHEDULE II

TO COMPLIANCE CERTIFICATE

Conditions or Events which Constitute a Default or Unmatured Default

SCHEDULE III

TO COMPLIANCE CERTIFICATE

Computation of Financial Covenants

EXHIBIT B

ASSIGNMENT AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the respective meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Terms and Conditions set forth in Annex 1 attached hereto (the “Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including any letters of credit, swing line loans and guaranties included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.              Assignor:

2.              Assignee:

3.              Borrower:                                         Kansas City Power & Light Company

4.              Administrative Agent:                   Bank of America, N.A., as the Administrative Agent underthe Credit Agreement.

5.	Credit Agreement:	Credit Agreement dated as of August 9, 2010 among the Borrower, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans1
$	$	_______%
$	$	_______%
$	$	_______%

7.           Trade Date:     __________________________2

Effective Date: ____________________, 20__
[TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:   __________________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:     ________________________
Title:

[Consented to and] 3 Accepted:
BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

* Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

1 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2 Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:]4

KANSAS CITY POWER & LIGHT COMPANY

By:   _______________________________
Title:

[Consented to:]5

[ISSUERS]

By:  _______________________________
Title:

[Consented to:]6

[SWING LINE LENDER]

By:  _______________________________
Title:

4 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

5 To be added only if the consent of the Issuers is required by the terms of the Credit Agreement.

6 To be added only if the consent of the Swing Line Lender is required by the terms of the Credit Agreement.

ANNEX 1

TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1(a) and (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the

Effective Date and to the assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT C

LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To:	Bank of America, N.A.,
as Administrative Agent (the “Administrative Agent”) under the Credit Agreement described below.

Re:
Credit Agreement dated as of August 9, 2010 (as the same may be amended or modified, the “Credit Agreement”), among Kansas City Power & Light Company (the “Borrower”), the lenders from time to time party thereto, Union Bank, N.A. and Wells Fargo Bank, National Association, as Syndication Agents, and the Administrative Agent.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Administrative Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Credit Extensions or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by the Borrower; provided that the Administrative Agent may otherwise transfer funds as hereafter directed in writing by the Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.14 of the Credit Agreement.

Facility Identification Number(s) ____________________

Customer/Account Name  ________________________

Transfer Funds To _____________________________

For Account No.  ____________________________

Reference/Attention To ________________________

Authorized Officer (Customer Representative)                                 Date ____________

___________________________________

___________________________________
(Please Print)                                                                                           Signature _________________

Bank Officer Name                                                                                  Date

____________________________________
(Please Print)                                                                                            Signature __________________

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

EXHIBIT D

REVOLVING NOTE

___________, 20__

KANSAS CITY POWER & LIGHT COMPANY, a Missouri corporation (the “Borrower”), promises to pay to the order of ____________________________________ (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the Administrative Agent’s Office, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.  The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record on a schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Revolving Note is one of the Revolving Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of August 9, 2010 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders from time to time party thereto, including the Lender, Union Bank, N.A. and Wells Fargo Bank, National Association, as Syndication Agents, and Bank of America, N.A., as Administrative Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Revolving Note, including the terms and conditions under which this Revolving Note may be prepaid or its maturity date accelerated.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

KANSAS CITY POWER & LIGHT COMPANY

By:
Print Name:
Title:

EXHIBIT E

SWING LINE NOTE

___________, 20__

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to BANK OF AMERICA, N.A. (the “Swing Line Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Swing Line Lender to the Borrower under that certain Credit Agreement dated as of  August 9, 2010 (as amended, modified, supplemented or extended from time to time, the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto, Union Bank, N.A. and Wells Fargo Bank, National Association, as Syndication Agents, and Bank of America, N.A., as Administrative Agent and Swing Line Lender.  Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Swing Line Lender in dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Swing Line Note is the Swing Line Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Defaults specified in the Credit Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Swing Line Loans made by the Swing Line Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Swing Line Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Swing Line Note.

THIS SWING LINE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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KANSAS CITY POWER & LIGHT COMPANY

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